SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.___)

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Filed by a Party other than the Registrant [   ]

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[ ]	Definitive Additional Materials

[ ]	Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

Bay View Capital Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[Bay View Logo]

September __, 2002

Dear Holder of Capital Securities of Bay View Capital I:

     We invite you to attend a meeting of the holders of the Capital Securities of Bay View Capital I (the “Trust”). The meeting will be held at 2:00 p.m., local time, at the main offices of Bay View Capital Corporation (“we”, “us”, “our” or the “Company”), which are located at 1840 Gateway Drive, San Mateo, California. The background of the meeting is as follows:

     •     As the Company has previously reported, the substantial losses that we suffered in 2000 materially adversely affected our regulatory capital levels and those of Bay View Bank, N.A. (the “Bank”), our principal subsidiary. This adverse effect on our regulatory capital levels and those of the Bank resulted in the imposition of regulatory agreements by the Board of Governors of the Federal Reserve System (the “FRB”) with respect to the Company and by the Office of the Comptroller of the Currency (the “OCC”) with respect to the Bank.

     •     In March 2001, in light of the critical financial condition and the uncertain future of the Company and the Bank, we retained the current management of the Company to develop and implement a strategic plan to restore the Company’s and the Bank’s financial stability. The principal elements of the strategic plan developed by our current management were the sale of the Bank’s higher risk assets, including the sale of its franchise loan servicing operations and franchise loans, and a renewed focus on the Bank’s commercial and retail banking platforms.

     •     Following the significant and successful turnaround actions undertaken and completed in 2001 under the strategic plan, the Company began active consideration of various alternatives to maximize its value to its stockholders and to better assure the repayment of principal and interest to the holders of its debt securities and Capital Securities.

     •     We retained Credit Suisse First Boston Corporation to assist us in evaluating a variety of transactions. Through this evaluation process, we determined that greater stockholder value and enhanced liquidity to meet our obligations could be obtained by adopting a plan of dissolution and stockholder liquidity providing for the sale of selected assets of the Bank to more than one purchaser rather than by an alternative approach, such as selling all of the Company or the Bank as a whole. We believe this fact is largely the result of the mismatch between the character of the Bank’s and our assets and liabilities, which resulted from strategies of prior management.

     •     As a result, the Company pursued the separate sales of the Bank’s significant operations. This process resulted in the Bank’s July 22, 2002 agreements to sell its retail banking assets (its deposits, branches and branch, MoneyCare and service center operations), as well as approximately $373.0 million of single family residential mortgages, home equity and commercial loans to U.S. Bank National Association (“U.S. Bank”) and to sell to Washington Mutual Bank, FA approximately $1.0 billion of multifamily and commercial real estate loans. This latter sale has been substantially completed.

     In order to consummate our plan of dissolution and stockholder liquidity, we could either:

     1. Provide for the redemption of our 9.76% Junior Subordinated Deferrable Interest Debentures (“Junior Debentures”) by paying to the trustee for the Junior Debentures after November 2, 2002 such amount as is necessary to pay the redemption price of the Junior Debentures on December 31, 2003 plus all accrued but unpaid interest thereon through December 31, 2003, which funds would then be used to pay the redemption price of the Capital Securities on December 31, 2003 plus all accrued but unpaid distributions thereon through December 31, 2003; or

     2. Solicit the approval of the holders of a majority in liquidation amount of the Capital Securities for:

          • the waiver of those provisions of the legal instruments governing the Junior Debentures that would, absent the waiver, prevent us from selling or otherwise disposing of all of our assets pursuant to our plan of dissolution and stockholder liquidity; and

          • the amendment of certain provisions of the legal instruments governing the Capital Securities and the Junior Debentures to permit the Trust to make an optional redemption offer under which each holder of Capital Securities could elect to have the Capital Securities owned by such holder redeemed at a price of $25.00 per Capital Security plus accrued and unpaid distributions through the date of redemption, with the redemption price to be funded by the redemption by us of a corresponding amount of Junior Debentures.

     We believe the second alternative provides an additional right to the holders of our Capital Securities that many of them will choose to exercise and provides additional flexibility for the Company. Accordingly, at the meeting, we will ask you to consider and vote upon proposals to waive certain provisions of the instruments governing the Junior Debentures to permit us to sell all of our assets and to amend certain provisions of the instruments governing the Junior Debentures and the Capital Securities to permit the Trust to make the optional redemption offer.

     The Trust currently anticipates paying the accrued and unpaid distributions on the Capital Securities promptly following the closing of the Bank’s transaction with U.S. Bank and the receipt of the FRB and OCC approvals that will be required to do so. Assuming the holders of the Capital Securities approve the proposals at the meeting and the transaction with U.S. Bank is consummated, we further contemplate that the optional redemption offer would be made in the first quarter of 2003 to each holder of Capital Securities. Under the optional redemption offer, each holder of Capital Securities could elect to have the holder’s Capital Securities redeemed at a price of $25.00 per Capital Security plus accrued and unpaid distributions through the date of redemption. However, we cannot tell you at this time exactly when the optional redemption offer would be made because we need FRB and OCC approvals prior to making the offer. In this regard, please carefully read “Risk Factors” in the accompanying proxy statement.

     ACCORDINGLY, THE BOARD OF DIRECTORS OF THE COMPANY, AS THE SPONSOR OF THE TRUST, AND THE REGULAR TRUSTEES OF THE TRUST, UNANIMOUSLY RECOMMEND THAT YOU VOTE FOR THE PROPOSALS TO APPROVE THE WAIVER OF THE PROVISIONS THAT WOULD PREVENT US FROM SELLING OR OTHERWISE DISPOSING OF ALL OF OUR ASSETS AND APPROVE THE AMENDMENTS THAT WOULD PERMIT THE OPTIONAL REDEMPTION OFFER.

     The accompanying notice of meeting and proxy statement explains our plan of dissolution and stockholder liquidity in greater detail, including the agreement to sell the Bank’s retail banking assets to U.S. Bank, contains a description of various provisions of the instruments that govern the Capital Securities and the Junior Debentures that we propose be waived or amended and provides specific information concerning the meeting. We are also enclosing a copy of our Form 10-Q Quarterly Report reflecting our financial condition at June 30, 2002 and the results of our operations for the six months ended June 30, 2002. We recommend that you read these materials carefully.

     Your vote is important. Because approval of the proposals requires the affirmative vote of a majority of the holders of the outstanding liquidation amount of the Capital Securities, if you fail to return the enclosed proxy card or otherwise fail to vote in favor of the proposals, it will have the effect of voting against the proposals. Whether or not you plan to attend the meeting, please complete, sign, date and promptly return the enclosed proxy card to ensure that your Capital Securities will be represented at the meeting.

Sincerely,

John R. McKean, Chairman of the Board of the Company	Robert B. Goldstein, President and Chief Executive Officer of the Company

[Bay View logo]

NOTICE OF MEETING OF HOLDERS OF CAPITAL SECURITIES
OF BAY VIEW CAPITAL I
TO BE HELD SEPTEMBER __, 2002

To the Holders of Capital Securities of BAY VIEW CAPITAL I:

     A meeting of holders (“you” or “your” refers to holders) of Capital Securities of Bay View Capital I (the “Trust”) will be held at 2:00 p.m., local time, on      , September      , 2002, at the main offices of Bay View Capital Corporation (“we,” “us,” “our” or the “Company”), which are located at 1840 Gateway Drive, San Mateo, California for the following purposes:

• To consider and vote upon a proposal to approve the waiver of those provisions of the instruments governing our 9.76% Junior Subordinated Deferrable Interest Debentures (“Junior Debentures”) that would prevent us, absent the waiver, from consummating our plan of dissolution and stockholder liquidity under which we will sell or otherwise dispose of all of our assets, including the sale of the retail banking assets of Bay View Bank, N.A. (the “Bank”) to U.S. Bank National Association (“U.S. Bank”), and, after we pay or make arrangements to pay our liabilities and expenses, we will distribute the net proceeds of our asset sales to our stockholders, as described in greater detail in the accompanying proxy statement; and

• To consider and vote upon a proposal to approve the amendment of certain provisions of the instruments governing the Capital Securities and the Junior Debentures so as to permit the Trust to make an optional redemption offer under which each holder of Capital Securities could elect to have the Capital Securities owned by such holder redeemed at a price of $25.00 per Capital Security plus accrued and unpaid distributions through the date of redemption, with the redemption price to be funded by the redemption by us of a corresponding amount of Junior Debentures, as described in greater detail in the accompanying proxy statement.

     The Regular Trustees of the Trust have fixed the close of business on August      , 2002 as the record date for the determination of holders of Capital Securities entitled to notice of and to vote at the meeting and any adjournment, postponement or continuation thereof. A list of the holders of Capital Securities entitled to vote at the meeting will be available for examination at our main offices at 1840 Gateway Drive, San Mateo, California by any holder for any purpose related to the meeting during ordinary business hours for the ten days prior to the meeting as well as at the meeting.

     Please review the accompanying proxy statement and other materials carefully for a more complete description of the matters to be acted upon at the meeting.

     The board of directors of the Company, as sponsor of the Trust, and the Regular Trustees have determined that the proposals to be acted upon at the meeting and the actions contemplated thereby are advisable and fair to and in the best interests of the Company and the holders of the Capital Securities. Accordingly, our board of directors and the Regular Trustees unanimously recommend that you vote “FOR” the approval of waiver of the provisions of the instruments governing the Junior Debentures that would prevent us from selling or otherwise disposing of all of our assets pursuant to our plan of dissolution and stockholder liquidity and “FOR” the approval of certain amendments to the provisions of the instruments governing the Capital Securities and the Junior Debentures so as to permit the optional redemption offer.

     You are requested to complete, sign, date and return the enclosed form of proxy in the envelope provided, whether or not you expect to attend the meeting in person. If you attend the meeting and wish to vote in person, you may withdraw your proxy and vote in person.

     The meeting is being called by Carolyn P. Williams-Goldman and John W. Rose, the Regular Trustees of the Trust. Wilmington Trust Company, the Property Trustee and the Delaware Trustee for the Capital Securities, and the Indenture Trustee for the Junior Debentures has not participated in the preparation of the accompanying proxy statement and assumes no responsibility for its contents.

By Order of the Regular Trustees of
Bay View Capital I,

Carolyn P. Williams-Goldman, Administrative Trustee

September __, 2002
San Mateo, California

QUESTIONS AND ANSWERS ABOUT THE PROPOSALS AND THE MEETING
RISK FACTORS
FORWARD-LOOKING STATEMENTS
INFORMATION CONCERNING THE MEETING
Date, Time and Place of the Meeting
Purpose of the Meeting
Record Date for Voting; Voting at the Meeting; Quorum
Vote Required
Voting Your Capital Securities by Proxy
Revoking Your Proxy
Solicitation of Proxies
Voting Capital Securities Held in “Street Name”
Voting in Person
THE CAPITAL SECURITIES AND THE JUNIOR DEBENTURES
OUR PLAN OF DISSOLUTION AND STOCKHOLDER LIQUIDITY
Introduction
Background of Our Plan of Dissolution and Stockholder Liquidity
Description of Our Plan of Dissolution and Stockholder Liquidity
Abandonment of Our Plan of Dissolution and Stockholder Liquidity
Sale of Remaining Assets
Payment of Claims and Obligations
Distributions to Stockholders
Contingency Reserve; Liquidating Trust
Listing and Trading of The Capital Securities
Regulatory Approvals
Accounting Treatment
Certain Consequences of Our Plan of Dissolution and Stockholder Liquidity
THE SALE OF THE BANK’S RETAIL BANKING ASSETS TO U.S. BANK
Background of the Transaction with U.S. Bank
Description of the Company, the Bank and U.S. Bank
Description of the Agreement between the Bank and U.S. Bank
Opinion of the Bank’s Financial Advisor
Certain Projections Provided to the Bank’s Financial Advisor
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF NET ASSETS IN LIQUIDATION
NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF NET ASSETS IN LIQUIDATION
PROPOSAL 1 WAIVER OF CERTAIN PROVISIONS OF THE INSTRUMENTS GOVERNING THE JUNIOR DEBENTURES TO PERMIT THE COMPANY TO SELL OR OTHERWISE DISPOSE OF ALL OF ITS ASSETS
Background of the Proposal
Reasons for the Proposal
Certain Potential Disadvantages of the Proposal
Recommendation of Our Board of Directors and the Regular Trustees
PROPOSAL 2 AMENDMENT OF CERTAIN PROVISIONS OF THE INSTRUMENTS GOVERNING THE CAPITAL SECURITIES AND THE JUNIOR DEBENTURES TO PERMIT AN OPTIONAL REDEMPTION OFFER
Background of the Proposal
Reasons for of the Proposal
Certain Potential Disadvantages of the Proposal
Recommendation of Our Board of Directors and the Regular Trustees
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
APPENDIX A
APPENDIX B

(i)

Page

Proposal 2 - Amendment of Certain Provisions of the Instruments Governing the Capital Securities and the Junior Debentures to Permit an Optional Redemption Offer	54
Background of the Proposal	54
Reasons for the Proposal	55
Certain Potential Disadvantages of the Proposal	56
Recommendation of Our Board of Directors and the Regular Trustees	56
Incorporation of Certain Information by Reference	56
Appendices:
Appendix A — Plan of Dissolution and Stockholder Liquidity of Bay View Capital Corporation	A-1
Appendix B — Opinion of Credit Suisse First Boston Corporation	B-1

(ii)

QUESTIONS AND ANSWERS ABOUT THE PROPOSALS AND THE MEETING

     In an effort to summarize the information contained in this proxy statement in a clear manner, we have decided to use a question and answer format. However, the following questions and answers are only intended to be a summary of the information contained in this proxy statement and are not complete. We encourage you to read the full text of this proxy statement, which describes the proposals in greater detail.

Q.    What are the holders of Capital Securities (the “Capital Securities”) issued by Bay View Capital I (the “Trust”) being asked to approve?

A.    Each of the holders of Capital Securities is being asked to vote in favor of proposals to:

     •     Approve the waiver of certain provisions of the instruments governing our 9.76% Junior Subordinated Deferrable Interest Debentures (“Junior Debentures”) that prohibit the consummation of our plan of dissolution and stockholder liquidity pursuant to which we will sell or otherwise dispose of all of our assets, including the sale of the deposits, branches and branch, MoneyCare and service center operations that constitute the Bank’s retail banking assets to U.S. Bank; and

     •     Approve the amendment of certain provisions of the instruments governing our Junior Debentures and the Capital Securities so as to permit the Trust to make an optional redemption whereby each holder of Capital Securities will have the right to receive $25.00 plus accrued and unpaid distributions through the date of redemption for each Capital Security held, with the redemption price to be funded by the redemption by us of a corresponding amount of Junior Debentures at par plus accrued and unpaid interest to the date of redemption.

Q.    Why has the Company’s board of directors decided to sell the Company’s assets and dissolve the Company?

A.    Following the significant and successful turnaround actions undertaken and completed in 2001 under our strategic plan, the Company began active consideration of various alternatives to maximize its value to its stockholders and ensure repayment of principal and interest to the holders of its debt securities and Capital Securities. We retained Credit Suisse First Boston Corporation to assist in this process. The Company initially considered a variety of transactions, including whole bank transactions. However, through this evaluation process, we determined that greater stockholder value and enhanced liquidity to meet our obligations could be obtained by adopting a plan of dissolution and stockholder liquidity providing for the sale of selected assets of the Bank to more than one purchaser rather than by an alternative approach, such as selling all of the Company or the Bank as a whole. We believe that this fact is largely the result of the mismatch between the character of the Bank’s and our assets and liabilities, which resulted from strategies of prior management. As a result, the Company pursued the separate sales of the Bank’s significant operations. This process resulted in the July 22, 2002 agreements with U.S. Bank to sell it the Bank’s retail banking assets (its deposits, branches and branch, MoneyCare and service center operations), as well as approximately $373.0 million of single family residential mortgage, home equity and commercial loans and with Washington Mutual Bank, FA (“Washington Mutual”) to sell it approximately $1.0 billion of multifamily and commercial real estate loans.

Q.    What benefits will the Bank receive from the transactions with U.S. Bank and Washington Mutual?

A.    We anticipate that the Bank will receive a deposit premium of approximately $429 million based on the level of deposits as of June 30, 2002, subject to possible adjustments, and a payment of approximately $382.0 million from the sale of loans and property from the transaction with U.S. Bank, which the Bank will net against the payment the Bank must make to U.S. Bank in an amount equal to the deposit liabilities to be assumed by U.S. Bank. In addition, we have received approximately $893.0 million, net of a $25.0 million holdback, and expect to receive an additional $85.0 million from the sale of loans to Washington Mutual. The sale of the Bank’s deposits at a significant gain allows us to realize most of our deferred tax assets. The pro forma effect on our balance sheet will be to convert our intangible goodwill asset to a tangible asset and increase our tangible equity from $3.60 per share at June 30, 2002 to a pro forma net assets in liquidation at June 30, 2002 of approximately $7.00 per share. In the unaudited pro forma condensed consolidated statement of net assets in liquidation on page      , we have recorded certain anticipated gains on contemplated transactions not under contract as deferred gains. We anticipate that upon the closing of the transaction with U.S. Bank the pro forma net assets in liquidation would increase by $24.0 million, or $0.37 per diluted share, thereby increasing the amount of cash available for stockholder distribution.

Q.    What other actions are contemplated by the plan of dissolution and stockholder liquidity?

A.    Under the plan of dissolution and stockholder liquidity, the full text of which is included as Appendix A to this proxy statement and which we encourage you to read carefully, we intend to sell our remaining assets in an orderly manner and to collect all additional monies owed to us. We will then pay or make adequate reserves for the payment of all of our liabilities and obligations, including any debt securities and Capital Securities, and all expenses related to the sale of our assets and the plan of dissolution and stockholder liquidity. Our board of directors, in its discretion, may also set aside a contingency reserve to pay any claims that may arise against us, whether known or unknown. After we repay or redeem or provide for the repayment or redemption of our debt securities and Capital Securities, we will make one or more liquidating distributions to our stockholders, representing the net proceeds of our asset sales. Any liquidating distributions will be made to our stockholders based on their pro rata ownership of our common stock as of the record date to be established for each distribution.

Q.    How will the Company and the Bank provide for repayment or redemption of their outstanding debt and preferred securities?

A.    The Company currently anticipates that the following actions will be taken with respect to outstanding debt and preferred securities:

     $99.7 million of our 9-1/8% Subordinated Notes. Concurrently with the closing of the transaction with U.S. Bank, we will provide for the redemption of our 9-1/8% Subordinated Notes at the applicable redemption price of par plus a premium of 4.563%.

     $90.0 million of Junior Debentures and related Capital Securities. At the meeting, the holders of Capital Securities will consider and act upon proposals to (i) approve the waiver of provisions of the indenture governing the Junior Debentures that, absent the waiver, would prevent consummation of the sale or other disposition of all of our assets pursuant to our plan of dissolution and stockholder liquidity, including the transaction with U.S. Bank, and (ii) approve amendments to the instruments governing the Capital Securities and the Junior Debentures to permit the Trust to make an optional redemption offer whereby each holder of Capital Securities would have the right to receive $25.00 plus accrued and unpaid distributions through the date of redemption for each Capital Security held, with the redemption price to be funded by the redemption of Junior Debentures.

     If the proposals are rejected by the holders of the Capital Securities, concurrently with the closing of the transaction with U.S. Bank, we will instead make adequate provision concurrently with the closing of the transaction with U.S. Bank for the redemption of the Junior Debentures on December 31, 2003 at par value plus accrued and unpaid interest through December 31, 2003, which funds would be used to redeem the Capital Securities on December 31, 2003 at $25.00 per Capital Security plus accrued and unpaid distribution distributions through December 31, 2003, as provided in the instruments governing the Junior Debentures and the Capital Securities. This action will render inapplicable the provisions in the indenture governing the Junior Debentures that would otherwise prohibit the sale or other disposition of all of our assets.

     $50.0 million of the Bank’s 10% Subordinated Notes. We intend to cause the Bank to redeem its 10% Subordinated Notes at par following the closing of the transaction with U.S. Bank, but in no event later than the end of the first quarter of 2003.

     These actions are not only subject to our need to obtain approvals from the Board of Governors of the Federal Reserve System (the “FRB”) and the Office of the Comptroller of the Currency (the “OCC”) but also to our having sufficient funds available. We may not make any distributions to our stockholders under our plan of dissolution and stockholder liquidity to the extent that such distributions would impair our ability to satisfy our repayment obligations under outstanding debt securities and Capital Securities and other liabilities.

Q.    If the proposals are approved, will I be obligated to accept the offer to redeem my Capital Securities?

A.    No. It will be at the discretion of each holder of Capital Securities whether to accept the optional redemption offer for the holder’s Capital Securities. However, the Company anticipates causing the mandatory redemption of all remaining outstanding Junior Debentures and Capital Securities on December 31, 2003 as currently permitted by the instruments governing the Junior Debentures and the Capital Securities.

Q.    When will the Company pay accrued and unpaid distributions on the Capital Securities and when will the Trust make an optional redemption offer?

A.    We anticipate paying accrued and unpaid distributions promptly following the closing of the transaction with U.S. Bank, and, if the proposals are approved by the holders of the Capital Securities, we further anticipate causing the Trust to make an optional redemption offer in the first quarter of 2003 for all the Capital Securities at $25.00 per Capital Security plus accrued but unpaid distributions through the date of redemption, subject to receiving:

     •     approval of the FRB to pay the accrued and unpaid distributions on the Capital Securities and redeem the Capital Securities; and

     •     approval of the OCC to permit the Bank to pay such distributions to the Company as are necessary to fund the payment of the accrued and unpaid distributions and the redemption.

     The approvals to pay the accrued and unpaid distributions, but not the optional redemption of the Capital Securities, will be sought prior to the consummation of the transaction with U.S. Bank. The approval to make the optional redemption offer would be requested prior to the end of the first quarter of 2003.

Q.    Can I sell my Capital Securities if the proposals are approved?

A.    The Capital Securities currently trade on the New York Stock Exchange (the “NYSE”). We anticipate that the Capital Securities will continue to be listed on the NYSE if the proposals are approved at the meeting by the holders of the Capital Securities and if our stockholders approve the plan of dissolution and stockholder liquidity and the sale of the Bank’s retail banking assets to U.S. Bank. In such event, the Capital Securities will remain listed until at least the expiration of the optional redemption offer. To the extent that a large number of holders of Capital Securities do not accept the optional redemption offer, we currently anticipate that the Capital Securities would continue to trade on the NYSE as long as the NYSE’s requirements for continued listing of the Capital Securities are met.

Q.    What will our stockholders receive if the plan of dissolution and stockholder liquidity is authorized by our stockholders?

A.    It is not possible at this time to indicate an exact amount for the distributions we intend to make to our stockholders for a number of reasons, including:

     •     the need to obtain approval of the FRB and the OCC to make any distributions;

     •     possible negative post-closing purchase price adjustments pursuant to the Bank’s agreements with U.S. Bank and Washington Mutual;

     •     the amount of the Bank’s deposits during the period prior to the closing of the transaction with U.S. Bank may be lower than we expect;

     •     the proceeds that we in fact receive from the disposition of other assets that are not yet subject to purchase commitments could be less than we currently anticipate;

     •     our expenses and other obligations prior to liquidation could be greater than we currently anticipate;

     •     our operations could be less profitable during the period prior to liquidation and could require more cash than we currently anticipate as a result of the impact of future events we cannot currently predict;

     •     claims for indemnification that we do not currently anticipate could be made under the various agreements governing prior and future asset sales;

     •     the year in which various sales close may alter the amount and timing of the imposition of income taxes on the Company and, if sales do not close in the year anticipated, the realization of deferred tax assets could be less than anticipated; and

     •     proposed legislation may be enacted in California that would suspend deduction of net operating loss carryforwards in 2002 and 2003, and, thereby increase California taxes imposed on the Company and reduce the realization of our deferred tax assets.

     As a result, no assurance can be given as to the amount of the distributions that will be made to our stockholders or that these distributions would be equal to the sum of the per share net assets in liquidation shown in the unaudited condensed consolidated pro forma statement of net assets in liquidation included elsewhere in this proxy statement and the per share deferred gain we currently project. However, our board of directors believes that finding a transaction that improves stockholder value and liquidity to pay our obligations more than our plan of dissolution and stockholder liquidity is not likely in the foreseeable future.

Q.    When will our stockholders receive distributions if the plan of dissolution and stockholder liquidity is approved?

A.    At June 30, 2002, we and the Bank had approximately $263.0 million of principal and accrued interest outstanding under debt securities and Capital Securities that must be repaid or redeemed, or the repayment or redemption provided for, as well as our other liabilities that must be paid, before we can make any significant distributions to our stockholders. Although we need to take a number of actions to implement our plan of dissolution and stockholder liquidity, including obtaining the permission of the FRB and OCC to make stockholder distributions while the outstanding regulatory agreements with those agencies remain in effect, we currently anticipate that substantially all of the distributions will be made to our stockholders during 2003.

Q.    What if the Company cannot convert all of its assets to cash?

A.    Management currently anticipates that the Company will be able to liquidate all of its assets. However, if a conclusion is ultimately reached that sufficient value cannot be obtained for certain of the Bank’s subsidiary operations or that adverse market conditions would delay future asset sales, the Company will consider distributing the stock of such subsidiaries to its stockholders or distributing the assets to a liquidating trust.

Q.    Will the Company proceed with the plan as described in this proxy statement for the redemption or provision for redemption of our debt securities and Capital Securities if we cannot consummate the sale of the Bank’s retail banking assets to U.S. Bank?

A.    No. Proceeding with other aspects of the plan of dissolution and stockholder liquidity, including the redemption or provision for redemption of our debt securities and Capital Securities, is contingent upon the closing of the transaction with U.S. Bank. We would, however, continue to seek the FRB and OCC regulatory approvals necessary to pay the accrued and unpaid distributions on the Capital Securities, but in such event we believe it is less likely we would receive such approvals.

Q.    What is the principal contingency relating to the consummation of the transactions contemplated by the agreement between the Bank and U.S. Bank?

A.    We must arrange additional sources of funding in order to complete the transaction. The purchase and assumption agreement with U.S. Bank provides that U.S. Bank, as the acquiring party, will assume the Bank’s liabilities to pay its depositors the balance in their deposit accounts in accordance with the terms of such accounts. U.S. Bank is therefore assuming a current liability of the Bank. As a result, at the closing of the transaction with U.S. Bank, the Bank must pay cash to U.S.

Bank in an amount equal to the amount of the deposit liabilities of the Bank that U.S. Bank is assuming, which is approximately $3.0 billion as of the date of this proxy statement.

     The following table illustrates the funds required and the anticipated sources of those funds to complete the transaction with U.S. Bank:

Amount
Funds Required	(in millions)

Payment to U.S. Bank for assumption of liabilities	$3,033

Anticipated Source of Funds

Deposit premium to be paid by U.S. Bank	$429
Purchase price of loans and property to be sold to U.S. Bank	382
Proceeds from the sale of loans to Washington Mutual	1,005
Cash from the securitization of automobile loans	468
Cash from the securitization of automobile lease residuals	155
Proceeds from sale of marketable securities	285
Cash and cash equivalents as of August 5, 2002	690

$3,414

Q.    What regulatory approvals are needed to consummate the transaction with U.S. Bank?

A.    Before the sale of the Bank’s retail banking assets to U.S. Bank can be consummated, approval must be obtained from the OCC under the Bank Merger Act. In addition, we need to receive permission from the FRB and the Bank needs to receive permission from the OCC under the regulatory agreements to which we and the Bank are currently subject in order to take certain actions necessary to consummate the transactions contemplated by the agreement between the Bank and U.S. Bank.

Q.    When do you expect to make the required regulatory filings and obtain the required regulatory approvals?

A.    U.S. Bank made the necessary filings under the Bank Merger Act on August      , 2002. Both we and the Bank have made written requests of the FRB and the OCC, respectively, to permit the various actions we must take to consummate the transactions contemplated by the agreement between the Bank and U.S. Bank that otherwise would be restricted by the regulatory orders.

Q.    What are the other contingencies to the completion of the transaction with U.S. Bank?

A.    There are certain usual and customary conditions that must be satisfied before U.S. Bank is obligated to complete the transaction, including, among others:

     •     that the Bank’s representations and warranties in the agreement continue to be true and correct in all material respects;

     •     that the Bank shall have complied with all of its covenants and obligations under the agreement;

     •     that the transaction has been approved by our stockholders;

     •     there having occurred no material adverse change with respect to the Bank’s business;

     •     the Bank shall have obtained consents from substantially all of the lessors of its branch locations to the assignment of the related leases to U.S. Bank; and

     •     the Bank shall have obtained an opinion from a nationally recognized business valuation expert acceptable to U.S. Bank to the effect that, as of the closing date and after giving effect to the Bank’s transactions pursuant to its agreements with U.S. Bank and Washington Mutual, the Bank’s assets have a value in excess of the Bank’s liabilities and indebtedness, that the Bank’s capitalization is not unreasonably small in relation to its continuing business and that the Bank will be able to pay its indebtedness and other accrued and probable liabilities as they become due.

Q.    What will happen if the plan of dissolution and stockholder liquidity is not authorized?

A.    In this event, we would not proceed with the sale of the Bank’s retail banking assets to U.S. Bank and the plan of dissolution and stockholder liquidity, and we would not proceed with our plans for redemption of our debt securities and Capital Securities as described in this proxy statement. Instead, we would continue to operate the Bank, which is now well-capitalized, and our other business units, and we would plan to pay our debt securities and Capital Securities when contractually required or permitted. We would, however, continue pursuing those asset sales that are consistent with our strategic plan and continue to seek necessary regulatory approvals to pay the accrued and unpaid distributions on the Capital Securities, although we believe it is less likely we would obtain the approvals under those circumstances.

     If we do not consummate the deposit transaction with U.S. Bank or a similarly large sale of deposits during 2002, we will write-off approximately $15.5 million in deferred tax assets that will expire in years 2002 through 2004 through a provision for income taxes. In addition, we believe that we would need to make significant investments in technology and other infrastructure improvements that have been deferred and that may adversely impact near-term operating results.

     In the event the agreement between the Bank and U.S. Bank is terminated by U.S. Bank because the Bank breaches any of its representations, warranties or covenants in the agreement between the Bank and U.S. Bank relating to the Bank’s use of its reasonable best efforts to have sufficient funds available to consummate the transactions contemplated by the agreement or is terminated by the Bank or U.S. Bank after March 31, 2003 and, at the time of termination, the Bank did not have sufficient funds to consummate the transactions contemplated by the agreement, the Bank has agreed to pay U.S. Bank a termination fee of $5.0 million. In addition, if the agreement between the Bank and U.S. Bank is terminated by either the Bank or U.S. Bank because our stockholders do not approve our plan of dissolution and stockholder liquidity and the sale of our retail assets to U.S. Bank and within nine months after termination (18 months in certain circumstances), we or the Bank enter into a definitive agreement relating to an acquisition proposal (as defined in the agreement between the Bank and U.S. Bank), the Bank has agreed to pay U.S. Bank a termination fee of $20.0 million.

Q.    What is the recommendation of the Company, as sponsor of the Trust, and the Regular Trustees?

A.    The board of directors of the Company, as sponsor of the Trust, and the Regular Trustees, have unanimously determined that the proposal to approve the waiver of those provisions of the instruments that govern the Junior Debentures that, absent waiver, would prevent the sale or other disposition of all of the Company’s assets pursuant to its plan of dissolution and stockholder liquidity and approval of amendments to those instruments governing the Capital Securities and the Junior Debentures to permit an optional redemption offer whereby each holder of Capital Securities will have the right to $25.00 per Capital Security held plus accrued but unpaid distributions through the date of redemption are fair to you and in your best interests and the best interests of the Company and recommend that you vote to approve the waiver and approve the amendments. In making this determination, the board of directors took into account its unanimous approval of our plan of dissolution and stockholder liquidity and the opinion of Credit Suisse First Boston Corporation, the Bank’s independent financial advisor, as to the fairness from a financial point of view of the consideration to be paid by U.S. Bank to the Bank under the agreement between the Bank and U.S. Bank.

Q.    What was the opinion of the Bank’s financial advisor on the transaction with U.S. Bank?

A.    Credit Suisse First Boston Corporation, as the financial advisor to the Company and the Bank, presented a written opinion to the board of directors of the Bank to the effect that, as of July 22, 2002, the date of Credit Suisse First Boston Corporation’s opinion, and based upon the assumptions made by Credit Suisse First Boston Corporation, the matters it considered and the limitations of its review as set forth in its written opinion, the consideration to be paid to the Bank by U.S. Bank as specified in the Bank’s agreement between the Bank and U.S. Bank is fair to the Bank from a financial point of view. Credit Suisse First Boston Corporation did not provide any other opinion to us, including any opinion relating to our plan of dissolution and stockholder liquidity, the sales of our assets or our subsequent distribution of the net proceeds of those sales to our stockholders.

Q.    What will the pro forma impact be on our tangible equity per share of the Bank’s transactions with U.S. Bank and Washington Mutual and our plan of dissolution and stockholder liquidity?

A.    The table below summarizes the pro forma effect on our tangible equity per share at June 30, 2002 from our plan of dissolution and stockholder liquidity, including the Bank’s transactions with U.S. Bank and Washington Mutual. Reference is made to the complete detailed unaudited pro forma condensed consolidated statement of net assets in liquidation, including notes, which can be found on pages      .

UNAUDITED SUMMARY PRO FORMA NET ASSETS IN LIQUIDATION PER SHARE
AS OF JUNE 30, 2002

Tangible equity per share	$3.60
Sales to U.S. Bank and Washington Mutual	3.53
Redemption of Subordinated Notes	(0.08)
Impact of cashless exercise of stock options	(0.07)
Liquidation value adjustments	(0.32)

Sub-total	6.66
Net deferred gains in liquidation	0.37

Net assets in liquidation per share	$7.03

Q.    Who is entitled to vote at the meeting?

A.    The Regular Trustees of the Trust have established the close of business on August      , 2002 as the record date for determining holders of Capital Securities entitled to vote at the meeting. You will not be entitled to vote at the meeting if you are not a holder of Capital Securities of record as of the close of business on August      , 2002.

Q.    What quorum of holders of Capital Securities is required at the meeting?

A.    The presence, in person or by proxy, of the holders of Capital Securities representing at least a majority of the outstanding liquidation amount of the Capital Securities is required for a quorum for the transaction of business at the meeting.

Q.    What vote of holders of Capital Securities is required to approve the proposals to approve the waiver of certain provisions of the instruments governing the Junior Debentures and to approve the amendments of provisions of the instruments governing the Capital Securities and the Junior Debentures?

A.    Under Delaware law, both the proposal to approve the waiver of certain provisions of the instrument governing the Junior Debentures to permit us to sell or otherwise dispose of all of our assets and the proposal to approve the amendment of provisions of the instruments governing the Capital Securities and the Junior Debentures to permit an optional redemption offer whereby each holder of Capital Securities would have the right to $25.00 per Capital Security held plus accrued and unpaid distributions through the date of redemption must receive the affirmative vote of the holders of a majority of the outstanding liquidation amount of our Capital Securities. Because each proposal must be approved by the holders of a majority of the outstanding liquidation amount of the Capital Securities, as opposed to a majority of the liquidation amount of the Capital Securities present and voting at the meeting, each Capital Security that is not voted in favor of the proposals will have the effect of a vote against the proposals.

Q.    What do I need to do now?

A.    You should complete, date and sign your proxy card and mail it in the enclosed return envelope as soon as possible so that your Capital Securities may be represented at the meeting, even if you plan to attend the meeting and vote in person.

Q.    How do I vote in person?

A.    If you plan to attend the meeting and wish to vote in person, we will give you a ballot when you arrive at the meeting. If your Capital Securities are held in street name, which means that your Capital Securities are registered in the name of a bank, broker or other financial institution or its nominees instead of your own name, you should make sure that your holder of record votes your Capital Securities in the manner you direct.

Q.    If my Capital Securities are held in street name by my broker, will my broker vote my Capital Securities for me?

A.    If you are not a holder of record but you are a “beneficial holder”, meaning that your Capital Securities are registered in a name other than your own, such as a street name, you must either direct the financial institution who is the holder of record of your Capital Securities as to how you want your Capital Securities to be voted or obtain a proxy card from the financial institution so that you can vote yourself.

Q.    May I change my vote after I mail my signed proxy card?

A.    Yes. You may change your vote by following any of these procedures:

•	sending in a later dated and signed proxy card;

•	sending in a written revocation before the meeting; or

•	attending the meeting and voting in person.

     Your attendance at the meeting will not, by itself, revoke your proxy. You must also vote your Capital Securities in person at the meeting.

     If your Capital Securities are held in “street name” and you wish to change your vote, you must follow the instructions received from your holder of record to change your vote. You should contact your holder of record directly for more information on its procedures.

Q.    What happens if I do not send in my proxy or if I abstain from voting?

A.    If you do not send in your proxy, or do not instruct your broker to vote your Capital Securities, or if you abstain from voting, it will have the same effect as a vote against the proposals because it will constitute one fewer vote for each of your Capital Securities for approval of the proposals.

Q.    Who can answer my questions?

A.    If you have additional questions about the proposals or the meeting, or would like additional copies of this proxy statement, please call Carolyn P. Williams-Goldman, Executive Vice President, General Counsel and Secretary of the Company and a Regular Trustee of the Trust, at 650-312-7200.

Q.    Where can I obtain more information about the Company?

A.    We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “1934 Act”), and are required to file reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”). You may inspect and copy our reports, proxy statements and other information at the Public Reference Section of the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference rooms. You may also obtain copies of the reports, proxy statements and other information from the Public Reference Section of the SEC, Washington, D.C. 20549, at prescribed rates. The SEC maintains a worldwide web site on the Internet at http://www.sec.gov that contains reports, proxy statements, information statements, registration statements and other information filed with the SEC through the EDGAR system.

RISK FACTORS

If the proposal to waive certain provisions of the instruments governing our Junior Debentures to permit us to sell or otherwise dispose of all of our assets pursuant to our plan of dissolution and stockholder liquidity and the proposal to amend certain provisions of the instruments governing the Capital Securities and the Junior Debentures to permit an optional redemption offer whereby each holder of Capital Securities would have the right to receive $25.00 per Capital Security plus accrued and unpaid distributions through the date of redemption are not approved, the Capital Securities will not be redeemed prior to December 31, 2003.

     If those proposals are not approved and if the proposals to authorize our plan of dissolution and stockholder liquidity and to approve the sale of the Bank’s retail banking assets to U.S. Bank are not approved by the holders of our common stock, we will continue to conduct our retail banking business, we will continue to seek the sale of assets as part of our strategic plan and we will not make any payments on our debt securities or the Capital Securities other than those that we are contractually obligated to make, assuming permission is granted by the OCC and the FRB.

     If those proposals are not approved by the holders of the Capital Securities but the proposals to authorize our plan of dissolution and stockholder liquidity and to approve the sale of the Bank’s retail banking assets to U.S. Bank are approved by the holders of our common stock, we will deposit with the trustee of the Junior Debentures, concurrently with the closing of the Bank’s transaction with U.S. Bank sufficient funds to provide for redemption of the Junior Debentures on December 31, 2003 at a price of par plus accrued and unpaid interest through December 31, 2003, which funds would be used to redeem the Capital Securities on December 31, 2003 at a price of $25.00 plus accrued and unpaid distributions through December 31, 2003.

We may not proceed with our plan of dissolution and stockholder liquidity if the sale of our retail banking assets to U.S. Bank does not close.

     The sale of the Bank’s retail banking assets to U.S. Bank may not close even if the sale of the Bank’s retail banking assets to U.S. Bank is approved by our stockholders. The agreement between the Bank and U.S. Bank contains numerous conditions to closing. If one or more of these conditions is not satisfied or waived, the sale of the Bank’s retail banking assets to U.S. Bank and our subsequent dissolution will not occur. In this event, we will continue to conduct our retail banking business, we will continue to seek the sale of assets as part of our strategic plan and we will not make any payments on our debt securities or the Capital Securities other than those that we are contractually obligated to make, assuming permission is granted by the OCC and the FRB. See “Description of the Agreement between the Bank and U.S. Bank — Conditions Precedent to U.S. Bank’s Obligations” on page      and “— Conditions Precedent to the Bank’s Obligations” on page      .

     In addition, if the sale of the Bank’s retail banking assets to U.S. Bank or a similar transaction does not close by the end of 2002, we will be unable to take advantage of various tax benefits that will expire in years 2002 through 2004. We estimate those benefits aggregate $15.5 million.

We may not be able to close the sale of the Bank’s retail banking assets to U.S. Bank if we cannot consummate other asset transactions resulting in proceeds of not less than approximately $200 million.

     At the closing of the sale of the Bank’s retail banking assets to U.S. Bank, the Bank will have to make a payment to U.S. Bank of approximately $2.2 billion, representing the amount of our deposit and other liabilities that U.S. Bank will assume net of the deposit premium and the purchase price of the loans to be paid by U.S. Bank. The Bank, as of August 16, 2002, had approximately $2.0 billion of cash and marketable securities. Therefore, prior to the closing of the sale of the Bank’s retail banking assets to U.S. Bank, the Bank must sell assets for cash or otherwise convert such assets to cash or cash equivalents resulting in proceeds of at least approximately $400 million or obtain alternate funding to make up any shortfall in addition to maintaining adequate cash reserves for our ongoing needs. The Bank may not be able to complete a sufficient number of asset sales or conversions of assets to cash to enable it to have sufficient funding to consummate the transactions contemplated by the agreement between the Bank and U.S. Bank for a number of reasons including the following:

     •     Some of the asset sales the Bank projects are not currently the subject of binding purchase commitments;

     •     The asset sales or conversions to cash that are the subject of binding commitments are nevertheless subject to a number of conditions precedent to closing; and

     •     Economic conditions or the nature of the Bank’s remaining assets may make it difficult or impossible for the Bank to sell the assets for the amounts the Bank currently anticipates or within the time prior to which U.S. Bank may terminate the agreement between the Bank and U.S. Bank.

We cannot redeem or otherwise pay the liquidation amount of the Capital Securities unless we receive certain approvals from the OCC and the FRB.

     The regulatory orders to which we and the Bank are currently subject prohibit us from redeeming certain debt and the Capital Securities and further prohibit us from paying the accrued and unpaid distributions on the Capital Securities. The approvals to pay the accrued and unpaid distributions, but not the optional redemption of the Capital Securities, will be sought prior to the consummation of the transaction with U.S. Bank. The approval of the optional redemption offer will be requested prior to the end of the first quarter of 2003. There is no assurance the approvals will be granted even, in the case of the optional redemption, if our transaction with U.S. Bank is consummated.

FORWARD-LOOKING STATEMENTS

     This proxy statement contains or incorporates by reference certain information and forward-looking statements relating to us that are based on the current beliefs of our management as well as assumptions we have made and information currently available to us. When used in this proxy statement or in those documents incorporated herein by reference, the words “anticipate,” “believe,” “estimate,” “expect,” “plan” and “intend” and similar expressions, as they relate to us or to our management, are intended to identify forward-looking statements. Such statements reflect our current views with respect to future events and are subject to certain risks, uncertainties and assumptions. Many factors could cause our actual results, performance or achievements to be materially different from any future results, performance or achievements that may be expressed or implied by such forward-looking statements, including, among others:

     •     the timing of the sales of our deposits and assets may be different from the timing we anticipate;

     •     the conditions to closing under the agreement between the Bank and U.S. Bank may not be satisfied;

     •     the costs and expenses of the sales of our deposits and assets may be greater than we anticipate;

     •     we may incur indemnification obligations in connection with our transactions with U.S. Bank, Washington Mutual and other parties to whom we have sold or will sell assets;

     •     possible litigation instituted by our creditors or stockholders;

     •     the amount of our liabilities that must be satisfied or reserved as part of our dissolution;

     •     the amount and nature of any contingent liabilities currently unknown to us;

     •     changes in general economic and business conditions;

     •     dependence on management;

     •     intensification of the competition we currently face and the emergence of additional competitors;

     •     fluctuations in interest rates; and

     •     the other risk factors referenced in this proxy statement and in the filings we make with the SEC.

     Should one or more of these risks or uncertainties materialize, or should our underlying assumptions prove incorrect, actual results may vary materially from those described in this proxy statement as anticipated, believed, estimated, expected, planned or intended. We do not intend or assume any obligation to update these forward-looking statements. For more information regarding us and the risks applicable to our business, please review our filings with the SEC, including our periodic reports on Forms 10-K, 10-Q and 8-K. These documents are available without charge from the SEC’s website at http://www.sec.gov.

INFORMATION CONCERNING THE MEETING

Date, Time and Place of the Meeting

     This proxy statement is furnished to you in connection with the solicitation of proxies by the board of directors of the Company, as the sponsor of the Trust, and the Regular Trustees of the Trust from the holders of the Capital Securities for a meeting of the holders of Capital Securities to be held at 2:00 p.m., local time, on      , September      , 2002 at the Company’s main offices, which are located at 1840 Gateway Drive, San Mateo, California and at any adjournment, postponement or continuation of the meeting. This proxy statement, the notice of meeting and the accompanying form of proxy are first being mailed to holders of Capital Securities on or about September      , 2002. We are also enclosing a copy of the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2002.

Purpose of the Meeting

     At the meeting, you will be asked to consider and vote upon proposals to:

     •     Approve the waiver of certain provisions of the instruments governing the Junior Debentures that would, absent the waiver, prevent us from selling or otherwise disposing of all of our assets pursuant to our plan of dissolution and stockholder liquidity; and

     •     Approve the amendment of certain provisions of the instruments governing the Capital Securities and the Junior Debentures so as to permit an optional redemption offer whereby each holder of Capital Securities, at the option of such holder, would have the right to receive $25.00 plus accrued and unpaid distributions through date of redemption per Capital Security held.

     At a meeting of the board of directors of the Company, as the sponsor of the Trust, on August      , 2002, all of the directors and the Regular Trustees concluded that the proposals to be acted upon at the meeting and the actions contemplated thereby are advisable, fair to and in the best interests of the holders of Capital Securities. Our board of directors, in reaching their decision, considered a number of factors, including its unanimous approval of our plan of dissolution and stockholder liquidity, including the sale of the Bank’s retail banking assets to U.S. Bank, and the opinion delivered by Credit Suisse First Boston Corporation, the Bank’s independent financial advisor, to the Bank as to the fairness from a financial point of view of the consideration to be paid by U.S. Bank to the Bank. The full text of Credit Suisse First Boston Corporation’s written opinion, dated July 22, 2002, which sets forth, among other things, assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Credit Suisse First Boston Corporation in rendering its opinion, is included as Appendix B to this proxy statement and is incorporated in its entirety into this proxy statement by reference. See “Description of the Agreement between the Bank and U.S. Bank — Opinion of the Bank’s Financial Advisor” on page      .

     THE BOARD OF DIRECTORS OF THE COMPANY, AS THE SPONSOR OF THE TRUST, AND THE REGULAR TRUSTEES UNANIMOUSLY RECOMMEND THAT HOLDERS OF THE CAPITAL SECURITIES VOTE FOR APPROVAL OF THE PROPOSALS TO APPROVE THE WAIVER OF CERTAIN PROVISIONS OF THE INSTRUMENTS GOVERNING THE JUNIOR DEBENTURES THAT, ABSENT WAIVER, WOULD PREVENT US FROM SELLING OR OTHERWISE DISPOSING OF ALL OF OUR ASSETS PURSUANT TO OUR PLAN OF DISSOLUTION AND STOCKHOLDER LIQUIDITY AND TO APPROVE THE AMENDMENT OF

CERTAIN PROVISIONS OF THE INSTRUMENTS GOVERNING THE JUNIOR DEBENTURES AND THE CAPITAL SECURITIES TO PERMIT THE OPTIONAL REDEMPTION OFFER.

Record Date for Voting; Voting at the Meeting; Quorum

     All holders of record of Capital Securities at the close of business on August      , 2002 are entitled to notice of, and to vote at, the meeting and any adjournment, postponement or continuation thereof.

     At the close of business on August 14, 2002, we had $90.0 million in aggregate liquidation amount of Capital Securities outstanding. The presence, in person or by proxy, of holders of a majority in aggregate liquidation amount of the outstanding Capital Securities is required to constitute a quorum for the transaction of business at the meeting. Broker non-votes and Capital Securities as to which a holder of Capital Securities abstains from voting will be included in determining whether a quorum is present at the meeting. A broker non-vote occurs when brokers are prohibited from exercising discretionary authority in voting Capital Securities for beneficial holders who have not provided voting instructions.

Vote Required

     You are entitled to one vote for each $25.00 in liquidation amount of Capital Securities that you held as of the close of business on the record date. The proposals to approve the waiver of certain provisions of the instruments governing the Junior Debentures that, absent waiver would prevent us from selling or otherwise disposing of all of our assets and to approve the amendment of certain provisions of the instruments governing the Junior Debentures and the Capital Securities to permit an optional redemption offer to each holder of Capital Securities, must each receive the affirmative vote of a majority of the outstanding liquidation amount of the Capital Securities. Under Delaware law, in determining whether the proposals have received the requisite number of affirmative votes, abstentions and broker non-votes will have the same effect as a vote against approval of the proposals. Similarly, failure to return an executed proxy or to vote in person at the meeting or voting to abstain will, in effect, constitute a vote against approval of the proposals.

Voting Your Capital Securities by Proxy

     When you return your proxy card, you are giving your “proxy” to the individuals we have designated in the proxy to vote your Capital Securities as you direct at the meeting. If you sign the proxy card but do not make a specific choice, these individuals will vote your Capital Securities for the proposals as recommended by our board of directors and the Regular Trustees. The business to be transacted at the meeting will be limited to the matters described in the notice of meeting.

     Persons appointed by the chairman of the meeting to act as inspectors of election for the meeting will tabulate the votes of the holders of Capital Securities. The inspectors of election will count all Capital Securities represented and entitled to vote on a proposal, whether voted for or against such proposal, or abstaining from voting, as present and entitled to vote on such proposal.

Revoking Your Proxy

     A proxy that is properly submitted to us may be revoked at any time before it is exercised. For a holder of Capital Securities who is a “record holder” (meaning one whose Capital Securities are registered in his or her own name) to revoke a proxy, the holder may either:

     •     send another signed proxy card with a later date to the address indicated on the proxy card;

     •     send a letter revoking your proxy to our secretary at the following address: 1840 Gateway Drive, San Mateo, California 94404; or

     •     attend the meeting, notify us in writing that you are revoking your proxy and vote in person.

     A “beneficial holder” (meaning one whose Capital Securities are held of record in another name, for example in “street name”) must follow the procedures required by the record holder, which is usually a brokerage firm or bank, to revoke a proxy. You should contact the record holder directly for more information on these procedures.

Solicitation of Proxies

     We will bear the cost of the solicitation of proxies. We will solicit proxies initially by mail. Further solicitation may be made on our behalf by the Regular Trustees and by our directors, officers and employees in person, by telephone or otherwise, but they will not be specifically compensated for these services. We intend to retain a firm to assist us in the solicitation of proxies at a cost we anticipate will not exceed approximately $7,500. Upon request, we will reimburse brokers, dealers, banks or similar entities acting as nominees for their reasonable expenses incurred in forwarding copies of the proxy materials to the beneficial owners of Capital Securities they hold of record.

Voting Capital Securities Held in “Street Name”

     If you do not provide your broker with instructions on how to vote your “street name” Capital Securities, your broker will not be able to vote them on the proposals. This will have the same effect as if your Capital Securities were voted against the approval of the proposals. You should therefore instruct your broker how to vote your Capital Securities, following the directions provided by your broker. Please check the voting form used by your broker to see if you can give your proxy to your broker by telephone or the Internet.

Voting in Person

     Holders of Capital Securities who attend the meeting and wish to vote in person will be given a ballot at the meeting. If your Capital Securities are held in street name and you want to attend the meeting, you must bring an account statement or letter from the brokerage firm or bank showing that you were the beneficial owner of the Capital Securities on August      , 2002. However, if you want to vote your Capital Securities held in street name, you must obtain a “legal proxy” from the holder of record and present it at the meeting.

     Your vote is important. Please return your marked, signed and dated proxy promptly so your Capital Securities can be represented, even if you plan to attend the meeting in person.

THE CAPITAL SECURITIES AND THE JUNIOR DEBENTURES

     The following is a summary of the terms of the Capital Securities and Junior Debentures that we believe are particularly relevant to your understanding of the proposals that will be considered at the meeting. For more information, reference is made to our Prospectus Supplement dated December

16, 1998 relating to the Capital Securities and to our related Prospectus dated October 19, 1998. Copies of these documents are incorporated herein by reference and are available from us without charge as indicated in “Incorporation of Certain Information by Reference”. We encourage you to read those documents for a more detailed description. This summary does not reflect the proposed amendments to the instruments governing the Capital Securities and the Junior Debentures to be considered at the meeting. These proposed amendments are discussed under “Proposal 1 — Waiver of Those Provisions of the Indenture Governing the Junior Debentures to Permit the Company to Sell or Otherwise Dispose of All of Its Assets” on page      and “Proposal 2 — Amendment of Certain Provisions of the Instruments Governing the Junior Debentures and the Capital Securities to Permit an Optional Redemption Offer” on page      .

The Trust, the issuer of the Capital Securities, is a statutory business trust formed by us in 1998 under the Delaware Business Trust Act. The holders of the Capital Securities own approximately 97% of the total capital of the Trust, and we own all of the common securities of the Trust (the “Common Securities”) which represent approximately 3% of the total capital of the Trust. The Trust exists for the sole purpose of issuing the Capital Securities and the Common Securities, holding the Junior Debentures issued by the Company and activities incidental thereto.

Nature of the Capital Securities	The Capital Securities evidence preferred undivided beneficial interests in the assets of the Trust, which consist only of the Junior Debentures and payments thereunder.

Trustees	The Trustees of the Trust are Carolyn P. Williams-Goldman and John W. Rose, who serve as Regular Trustees, and Wilmington Trust Company, which serves as Property Trustee and Delaware Trustees. Wilmington Trust Company also serves as Indenture Trustee for the Junior Debentures.

Amount Outstanding	As of August 14, 2002, Junior Debentures in the principal amount of $90.0 million were outstanding, and Capital Securities with an aggregate liquidation amount of $90.0 million were outstanding.

Maturity	The Junior Debentures mature on December 31, 2028, unless we shorten the maturity date to a date not earlier than December 31, 2003. We may not shorten the maturity date unless we have received the prior approval of the FRB if we are then a bank holding company and approval is required under applicable regulations.

Redemption	The Trust must redeem the Capital Securities when the Junior Debentures are paid at maturity on December 31, 2028, or upon any earlier redemption of the Junior Debentures.

We have the option at any time on or after December 31, 2003 to redeem the Junior Debentures, in whole or in part. In addition, we may redeem the Junior Debentures, at our option, in whole but not in part, (i) if certain tax events occur or (ii) if there is a change in the Investment Company Act of 1940 that requires the Trust to register under that law or (iii) if there is a change in the capital adequacy guidelines of the FRB, applied as if we were a bank holding company, that results in the Capital Securities not being counted as Tier 1 Capital. Redemption of the Junior Debentures prior to maturity is subject to the prior approval of the FRB if we are then a bank holding company and approval is required under applicable regulations.

Upon any redemption, you will receive the liquidation amount of $25.00 per Capital Security plus any accrued and unpaid distributions to the date of redemption.

Distributions	Holders of the Capital Securities are entitled to receive cumulative cash distributions at a 9.76% annual rate. Distributions are scheduled to be paid quarterly in arrears on March 31, June 30, September 30 and December 31 of each year. The record date for distributions on the Capital Securities is the day before the payment date.

Deferral of Distributions	The ability of the Trust to pay distributions on the Capital Securities is solely dependent on the receipt of interest payments from us on the Junior Debentures. So long as no event of default under the Junior Debentures has occurred and is continuing, we have the right, at one or more times, to defer interest payments on the Junior Debentures for up to 20 consecutive quarters, but not beyond the maturity date of the Junior Debentures. If we defer interest payments on the Junior Debentures, the Trust will also defer distributions on the Capital Securities.

During a deferral period, distributions to which you are entitled continue to accrue at an annual rate of 9.76% of the liquidation amount of $25 per Capital Security, plus you accumulate additional distributions at the same rate, compounded quarterly, on any unpaid distributions (to the extent permitted by law). Upon the termination of a deferral period, payment is due on all accumulated and unpaid amounts of the Junior

Debentures, and upon such payment, the Trust is required to pay all accumulated and unpaid distributions. During a deferral period, you are still required to include income in your gross income for United States federal income tax purposes in advance of any corresponding cash distribution, even if you are a cash basis taxpayer.

During deferral periods, we may not declare or pay any cash dividends on our common stock.

Because the FRB agreement currently prohibits us from paying interest on the Junior Debentures to the Trust, the Trust has not made any distributions on the Capital Securities since . As of August 14, 2002, the Trust had outstanding approximately $19.2 million of deferred accrued and unpaid distributions.

Guarantee	We fully and unconditionally guarantee the Capital Securities.

If we do not make payments on the Junior Debentures, the Trust will not have sufficient funds to make payments on the Capital Securities. The Guarantee does not cover payments when the Trust does not have sufficient funds.

Ranking	Our obligations under the Guarantee are unsecured and rank in priority of payment: (1) junior to all of our indebtedness and (2) senior to our common stock. Our obligations under the Junior Debentures are unsecured and rank junior in priority of payment to all senior indebtedness.

Dissolution of the Trust	We have the right at any time to dissolve the Trust and distribute the Junior Debentures to you, subject to the prior approval of the FRB if we are then a bank holding company and approval is required under applicable regulations. If the Junior Debentures are distributed, we will use our best efforts to list them on a national securities exchange or comparable automated quotation system.

Voting Rights	Except in limited circumstances, such as the proposals to be considered at the meeting, holders of the Capital Securities have no voting rights.

Book-Entry	The Capital Securities are represented by a global security that has been deposited with and registered in the name of The Depository Trust Company, New York, New York or its nominee. This means that the holders of the Capital Securities do not receive a certificate for the Capital Securities.

OUR PLAN OF DISSOLUTION AND STOCKHOLDER LIQUIDITY

Introduction

     If our plan of dissolution and stockholder liquidity is authorized by the holders of our common stock, we intend to complete the sale of the Bank’s retail banking assets to U.S. Bank pursuant to the terms of the agreement between the Bank and U.S. Bank. Following the sale of the Bank’s retail banking assets to U.S. Bank, we will proceed to sell our remaining assets in an orderly manner, pay or make arrangements for payment of our liabilities and expenses, including our outstanding debt securities and the Capital Securities, and proceed to distribute the net proceeds of our asset sales to our stockholders. A detailed description of the plan of dissolution and stockholder liquidity, the sale of our retail banking assets to U.S. Bank and related information is included in this proxy statement. The description of the plan of dissolution and stockholder liquidity in this proxy statement is qualified in its entirety by reference to the plan of dissolution and stockholder liquidity that is included as Appendix A to this proxy statement. Holders of Capital Securities are encouraged to read the plan of dissolution and stockholder liquidity in its entirety.

Background of Our Plan of Dissolution and Stockholder Liquidity

     As previously reported, we incurred a consolidated net loss of $326.2 million for the year ended December 31, 2000, primarily as a result of losses associated with the discontinued franchise lending operations of Bay View Franchise Mortgage Acceptance Company (“BVFMAC”), the revaluation of our franchise-related loans and the need to increase the Bank’s provision for loan losses. Our loss for 2000 materially adversely affected the regulatory capital levels of the Company and the Bank. As a result, we and the Bank were in critical financial condition and our future was uncertain. In late 2000, the FRB imposed a regulatory agreement on us and the OCC imposed a regulatory agreement on the Bank. These regulatory agreements currently remain in effect.

     In March 2001, we and the Bank retained Robert B. Goldstein as our Chief Executive Officer. Over the past 15 years, Mr. Goldstein has successfully managed the turnaround of a number of troubled financial institutions. Mr. Goldstein, and a team of proven executives he brought to assist in our turnaround, developed and implemented a strategic plan to restore our financial condition and return us to profitability. The principal elements of the strategic plan were:

     •     the sale of the higher risk assets of the Company and the Bank;

     •     the sale of our franchise loan servicing operations;

     •     the sale of a significant portion of the Bank’s and our franchise loans;

     •     a renewed focus on the Bank’s commercial and retail banking platforms;

     •     a stringent cost reduction program, including a significant reduction in the Bank’s cost of deposits; and

     •     the raising of additional capital.

     We raised $137.5 million in equity capital in May 2001 through a rights offering in which all of our stockholders had the opportunity to participate. The rights offering was made at a price of $4.59 per share, a 15% discount from the $5.40 market price of our common stock on the date of the pricing of the rights offering.

     During 2001, we completed the sales of BVFMAC, $488.2 million of franchise loans and $142.8 million of home equity loans, including approximately $90.0 million of high loan-to-value loans. During 2001, the Bank’s deposit transaction accounts grew by $342.2 million, or 21.3%, and increased to 60.3% of total retail deposits at year-end compared to 46.2% a year earlier. At December 31, 2001, the Bank’s cost of deposits had decreased to 2.29%, compared to 4.89% a year earlier. For the year ended December 31, 2001, we had a net loss of $101.2 million, primarily due to specific charges that were consistent with our strategic plan. At December 31, 2001, the Bank’s Tier 1 leverage ratio was 5.59%, its Tier 1 risk-based ratio was 7.20% and its total risk-based ratio was 10.18%, thereby enabling the Bank to satisfy the requirements necessary to be considered well-capitalized.

     For the six months ended June 30, 2002, we had net income of $2.8 million, or $.04 per diluted share, compared to a net loss of $103.3 million, or $2.65 per diluted share, for the six months ended June 30, 2001. Our results for the second quarter of 2002, including a litigation settlement of $13.1 million, were an after-tax loss of $4.1 million, or $.07 per diluted share, compared to a net loss of $95.4 million, or $2.11 per diluted share, for the second quarter of 2001.

     Given the success of the turnaround actions undertaken and completed in 2001, our board of directors began in the second half of 2001 to assess alternatives to maximize value and liquidity for our stockholders.

Description of Our Plan of Dissolution and Stockholder Liquidity

     Effective Date of Plan of Dissolution and Stockholder Liquidity

     Our plan of dissolution and stockholder liquidity will become effective only if our plan of dissolution and stockholder liquidity is authorized by the affirmative vote of the holders of a majority of our outstanding shares of common stock at a meeting of holders of our common stock, and only if the transaction with U.S. Bank is consummated. Following the consummation of the transaction with U.S. Bank, our board of directors will, in its discretion, determine a date on which the plan of dissolution and stockholder liquidity will become effective and the most efficient means to liquidate. Our board of directors currently plans to dissolve and liquidate both the Company and the Bank.

     Notice of Intent to Dissolve; Certificate of Dissolution

     Our board of directors currently anticipates that at such time as it considers appropriate following the consummation of the transaction with U.S. Bank, we will file a certificate of dissolution with the Secretary of State of the State of Delaware. Unless otherwise stated in the certificate of dissolution, the certificate of dissolution will become effective upon its filing and the Company will be legally dissolved. Following the dissolution, the Company will pay or make reasonable provision for the payment of its claims and obligations. The Company intends to liquidate and distribute its assets in accordance with section 281(b) of the Delaware General Corporation Law.

     Under section 281(b), the Company must:

     •     pay or make reasonable provision for the payment of all claims and obligations known to the Company, including all contingent, conditional and unmatured claims;

     •     make such provision as will be reasonably likely to be sufficient to provide compensation for any claim that is the subject of any pending action, suit or proceeding against the Company; and

     •     make such provision as will be reasonably likely to be sufficient to provide compensation for all claims that are unknown to the Company or that have not arisen but that are likely to arise or become known to the Company within ten years after the date of dissolution.

     The Company must pay all claims in full and any such provision for payment must be made in full as long as the Company has sufficient funds to do so. The Company currently knows of no reason why it would be unable to pay all of its claims and obligations in full. Any funds remaining thereafter will be distributed to stockholders.

     Although a corporation’s dissolution under Delaware law becomes effective upon the filing of the certificate of dissolution unless the certificate of dissolution indicates otherwise, the corporation’s existence continues for at least three years after the date of dissolution for limited purposes. The corporation is statutorily continued for the purposes of:

     •     prosecuting and defending suits, whether civil, criminal or administrative, by or against it;

     •     enabling it gradually to settle and close its business;

     •     disposing of and conveying its property;

     •     discharging its liabilities; and

     •     distributing to its stockholders any remaining assets, but not for the purpose of continuing the business for which the corporation was organized.

     During the three-year period following dissolution, the directors of a corporation continue in their capacities as directors and have the responsibility for carrying out the dissolution procedures required by law. Thus, during the three-year period following dissolution, it is the directors who must undertake such actions as may be necessary for the winding-up of the corporation’s affairs and the prosecution or defense of any suits in which it is involved.

     In the course of winding up under Delaware law, a corporation does not experience a fundamental change in structure or organization but instead alters the focus of its activities. During the three-year period, the corporation functions exactly as it had functioned before dissolution, with the important qualification that its powers are limited to closing its affairs and do not extend to carrying on the business for which it was established. Nevertheless, such a corporation may continue conducting such business if it is necessary or incidental to the winding-up of the corporation’s affairs.

     Thus, during the winding-up of its affairs, a dissolved corporation may serve as a repository of title, dispose of its goodwill and trademarks, insure its property, participate in arbitration proceedings incident to the winding-up process and employ lawyers to defend suits brought against it in dissolution.

     At the expiration of the initial three-year period, the dissolved corporation no longer has a legal existence under Delaware law, and its directors and officers no longer have any power to act on its behalf, unless there is still pending litigation or the Court of Chancery has ordered an extension of the winding-up period. Under Delaware law, the corporation’s existence automatically extends beyond the three-year period if litigation commenced before the expiration of the three-year period is still pending. The automatic extension continues until any judgments or orders in such pending litigation have been fully executed.

     Once the certificate of dissolution is filed and the plan of dissolution and stockholder liquidity is effective, the steps taken to wind up our affairs as described below will be completed at such times as our board of directors, in its absolute discretion, deems necessary, appropriate or advisable to maximize the value of our assets upon liquidation; provided that such steps may not be delayed longer than is permitted by applicable law.

Abandonment of Our Plan of Dissolution and Stockholder Liquidity

     If the holders of our common stock authorize the plan of dissolution and stockholder liquidity, they will also be granting our board of directors the authority, notwithstanding their consent to the proposed plan of dissolution and stockholder liquidity, to abandon the plan of dissolution and stockholder liquidity without further stockholder action, to the extent permitted by Delaware law, if the board of directors determines that dissolution and liquidation are not in our best interests and the best interests of our stockholders.

Sale of Remaining Assets

     The plan of dissolution and stockholder liquidity gives our board of directors, to the fullest extent permitted by law, the authority to sell all of our assets. The authorization by the holders of our common stock of our dissolution and liquidation will constitute, to the fullest extent permitted by law, approval of our sale of any and all of our assets remaining following our dissolution, on such terms and conditions as our board of directors, in its absolute discretion and without further stockholder approval, may determine.

Payment of Claims and Obligations

     In accordance with Delaware law, before distributing any of our assets to our stockholders, we will pay and discharge, or make provisions as will be reasonably likely to provide sufficient compensation for:

     •     all claims and obligations, including all contingent, conditional or unmatured contractual claims known to us, including any claim against us that is the subject of a pending action, suit or proceeding to which we are a party; and

     •     claims that have not been made known to us or that have not arisen but that, based on facts known to us, are likely to arise or become known to us within ten years after the certificate of dissolution becomes effective.

     We will continue to indemnify our officers, directors, employees and agents in accordance with our restated certificate of incorporation, as amended, and bylaws, including for actions taken in connection with the plan of dissolution and stockholder liquidity and the winding up of our business and affairs. Our obligation to indemnify these persons may be satisfied out of the Company’s assets or any liquidating trust. Our board of directors and the trustees of any liquidating trust may obtain and maintain insurance as may be necessary to cover our indemnification obligations under the plan of dissolution and stockholder liquidity.

Distributions to Stockholders

     Claims, liabilities and expenses from operations, including operating costs, salaries, income taxes, payroll and local taxes and miscellaneous office expenses, will continue to occur following approval of the plan of dissolution and stockholder liquidity. We anticipate that expenses for professional fees and other expenses of dissolution will be significant. These expenses will reduce the amount of assets available for ultimate distribution to our stockholders.

     Our board of directors will determine, in its sole discretion and in accordance with applicable law, the timing of, the amount of, the kind of and the record dates for all distributions made to stockholders. Liquidating distributions will be made to stockholders on a pro rata basis based on the number of shares of common stock held. Although our board of directors has not established a firm timetable for distributions to stockholders, after the dissolution has become effective, the board of directors will, subject to the contingencies inherent in winding up our business, make such distributions as promptly as practicable. We anticipate the final significant distribution to stockholders will occur late in 2003.

Contingency Reserve; Liquidating Trust

     Following authorization of the plan of dissolution and stockholder liquidity by our stockholders, we will pay all of our expenses and other known liabilities in the ordinary course of our business. Before making any distributions, we intend to establish a reasonable reserve (the “Contingency Reserve”) in an amount to be determined by our board of directors to be sufficient to satisfy both the ongoing costs of operating our business before its liquidation and to satisfy any of our other liabilities, expenses and obligations. We are currently unable to estimate with precision the amount of any Contingency Reserve that may be established.

     The actual amount of the Contingency Reserve will be based upon estimates and opinions of our board of directors, management and outside consultants that our board of directors may choose to consult, a review of our estimated costs of operating our business pending further asset sales and future dissolution expenses and estimated liabilities. After the establishment of the Contingency Reserve, we may distribute to our stockholders any portions of the Contingency Reserve that we deem to be no longer required. In addition, after any liabilities, expenses and obligations for which the Contingency Reserve had been established have been satisfied in full, we will distribute to our stockholders any remaining portion of the Contingency Reserve.

     If our remaining assets are not sold or distributed before the third anniversary of the date our stockholders authorize our plan of dissolution and stockholder liquidity, we will transfer any remaining assets to a liquidating trust. Our board of directors may also elect in its discretion to transfer the Contingency Reserve, if any, to a liquidating trust. The purpose of a liquidating trust would be to distribute the property or to sell the property on terms satisfactory to the liquidating trustees, and distribute the proceeds of the sale after paying those expenses and liabilities of the Company, if any, assumed by the trust, to our stockholders. If the Contingency Reserve transferred to the liquidating trust is exhausted, the expenses and liabilities will be satisfied out of the liquidating trust’s other unsold assets.

     The plan of dissolution and stockholder liquidity authorizes our board of directors to appoint one or more individuals or entities, including one or more of its members or one or more of our officers, to act as trustee or trustees of the liquidating trust and to cause us to enter into a liquidating trust agreement with the trustee or trustees on the terms and conditions as may be approved by our board of directors. We anticipate that our board of directors will select the trustee or trustees on the basis of the experience of the individual or entity in administering and disposing of assets and discharging liabilities of the kind to be held by the liquidating trust, and the ability of the individual or entity to serve the best interests of our stockholders. Authorization of the plan of dissolution and stockholder liquidity by our stockholders will also constitute the approval by our stockholders of any such appointment and any liquidating trust agreement.

     The transfer to a trust and distribution of interests therein to our stockholders would enable us to divest ourselves of the trust property and permit our stockholders to enjoy the economic benefits of ownership thereof. Under the trust agreement, the trust property would be transferred to the trustees, to be held in trust for the benefit of the stockholder beneficiaries subject to the terms of the trust agreement. We anticipate that the interests would be evidenced only by the records of the trust and that there would be no certificates or other tangible evidence of the interests. In addition, no holder of our common stock would be required to pay any cash or other consideration for the interests to be received in the distribution or to surrender or exchange shares of common stock to receive the interests in the trust. We further anticipate that under the trust agreement (i) a majority of the trustees would be required to be independent of our management; (ii) approval of a majority of the trustees would be required to take any action and (iii) the trust would be irrevocable and would terminate after the earliest of (x) the trust property having been fully distributed, (y) a majority in interest of the beneficiaries of the trust, or a majority of the trustees, having approved of the termination or (z) a specified number of years having elapsed after the creation of the trust.

Listing and Trading of The Capital Securities

     The Capital Securities currently trade on the NYSE. We expect that the Capital Securities will continue to be listed on the NYSE if the proposals are approved by the holders of the Capital Securities at the meeting and if our stockholders authorize the plan of dissolution and stockholder liquidity and the sale of the Bank’s retail banking assets to U.S. Bank. In such event, the Capital Securities will remain listed until at least the expiration of the offer for optional redemption of the Capital Securities at a price of $25.00 per Capital Security plus accrued and unpaid distributions through the date of redemption. To the extent that a large number of holders of all Capital Securities do not accept the optional redemption offer, we currently anticipate that the Capital Securities would continue to trade on the NYSE as long as its requirements for the continued listing of the Capital Securities are met.

Regulatory Approvals

     The consummation of the transactions contemplated by the agreement between the Bank and U.S. Bank requires approval of the OCC in accordance with the provisions of the Bank Merger Act. U.S. Bank is preparing an application for filing with the OCC requesting such approval.

     We have also requested that the FRB grant us permission, notwithstanding our regulatory agreement, to pay the accrued and unpaid interest on our Junior Debentures, which would be used to pay the accrued and unpaid distributions on the Capital Securities. We would also need to seek the permission of the FRB in the event we determine it is necessary to pay to the trustee sufficient funds to provide for the redemption of our Junior Debentures, which funds would be thereafter used to redeem the Capital Securities on December 31, 2003, in order to complete the closing of the transaction with U.S. Bank. While the regulatory agreement remains in effect, we also cannot make interest payments that may become due on the Junior Debentures after the transaction with U.S. Bank, cause the redemption of the Capital Securities or make distributions to our stockholders under our plan of dissolution and stockholder liquidity, unless we receive permission to do so from the FRB.

     The Bank has requested that the OCC permit the Bank to pay, as dividends to us, portions of the proceeds of the Bank’s asset sales, so that we have the funds to provide for the redemption of certain of our debt securities and the payment of accrued and unpaid interest on our Junior Debentures. If the Bank does not receive permission to pay such dividends, we may not be able to close the transaction with U.S. Bank. We would need further permission from the OCC to permit the payments of dividends by the Bank to the Company to fund other actions the Company plans to take after the consummation of the transaction with U.S. Bank, including causing the optional redemption offer for the Capital Securities.

     If the transaction with U.S. Bank is not consummated, we would continue to seek permission to pay the accrued and unpaid distributions on the Capital Securities. However, the Company believes it would be less likely under these circumstances that such permission would be granted.

Accounting Treatment

     The transactions by the Bank with U.S. Bank and Washington Mutual will be treated as sales of assets and liabilities for accounting purposes. As a result, a gain will be recognized in the statement of operations and the related balance sheet accounts will be removed from our balance sheet. Statements of operations for future periods will not include results of operations relating to those assets and liabilities after the effective date of the sales.

     Upon the authorization by our stockholders of our plan of dissolution and stockholder liquidity, we will change our basis of accounting from the going-concern basis to the liquidation basis. Under the liquidation basis of accounting, assets are stated at their estimated net realizable values and liabilities are stated at their anticipated settlement amounts. Recorded liabilities will include the estimated costs associated with carrying out our plan of dissolution and stockholder liquidity. For periodic reporting, a statement of net assets in liquidation will summarize the estimated asset and liability amounts and will present the estimated net assets in liquidation per outstanding share of common stock. Valuations presented in the statement will represent management’s estimates, based on present facts and circumstances, of the net realizable values of assets and costs required to carry out our plan of dissolution and stockholder liquidity.

     The valuation of assets and liabilities will necessarily require many estimates and assumptions and there will be substantial uncertainties in carrying out the provisions of our plan of dissolution and stockholder liquidity. Ultimate values of assets and settlement amounts for liabilities are expected to differ from estimates recorded in interim statements. Accordingly, it is not possible to predict with certainty the aggregate net values ultimately distributable to stockholders.

Certain Consequences of Our Plan of Dissolution and Stockholder Liquidity

     Stock Options

     All of our stock option plans define a change in control as including a sale of all or substantially all of our assets, and all of our stock option plans provide for the automatic acceleration of the exercisability of stock options in the event of a change in control with the exception of our 2001 Equity Incentive Plan (the “2001 Plan”). The 2001 Plan provides for the acceleration of the exercisability of stock options in such circumstances as the stock option committee of our board of directors determines to be appropriate. On August 6, 2002, our stock option committee determined that the consummation of the sale of the Bank’s retail banking assets will constitute a change in control for purposes of the 2001 Plan and authorized the acceleration of the exercisability of the stock options under the 2001 Plan in order that all of our option holders would be treated equally.

     Our stock options generally cancel automatically 90 days after termination of employment and, notwithstanding any other provisions of our stock option plans, all outstanding stock options will automatically cancel on the final record date. A substantial number of our employees will be terminating their employment with us to become employees of U.S. Bank and a number of other employees will be terminated as part of our downsizing and cost control program. To prevent our employees from losing the value in their stock options as a result of the termination of their employment and to motivate our remaining employees throughout the dissolution process, our board of directors has amended our stock option plans, to the extent necessary, to permit the exercise of the options on a net issuance basis. This right will entitle the holder to elect to receive from us, in exchange for the shares subject to the stock option, that number of shares of our common stock as has a value equal to the total amount by which the market price of the shares on the date the option is exercised exceeds the total exercise price of the shares subject to the option.

     Assuming that all of our officers who hold in-the-money options, a total of 46 persons, exercise such stock options and based on the closing price of our common stock on August 5, 2002 of $5.52 per share, those officers would realize total gains of $2.75 million. These totals include the following gains for our five highest-paid executive officers in 2002: Robert B. Goldstein, our Chief Executive Officer, $1.16 million; Barbara H. Teaford, our Director of Commercial Lending, $186,000; Charles G. Cooper, our Chief Credit Officer, $139,500; John W. Rose, our Chief Financial Officer, $186,000 and Richard E. Arnold, our Chief Operating Officer, $139,500.

     Payments Relating to Change in Control, Benefit Plans and Severance

     Under the employment agreements currently in effect with our officers, a change in control is deemed to occur if we sell all or substantially all of our assets. As a result, upon the closing of the sale of the Bank’s retail banking assets to U.S. Bank, we will be obligated to pay a total of $19.0 million of change in control payments to 17 officers of the Company and the Bank. The following table sets forth information regarding the total change in control payments under the employment agreements currently in effect including the value of the severance amount the officer is entitled to receive, the cost of any applicable benefit continuation obligations and the cost of any applicable tax gross-up payments to reimburse the executive for excise taxes incurred under sections 280G and 4999 of the Internal Revenue Code. The total obligation for these payments to our chief executive officer, the four next highest compensated officers and all other officers as a group is reflected in the table below (in millions):

	Severance and Benefits Continuation	Gross-Up

Robert B. Goldstein	$3.53	$1.66
Barbara H. Teaford	1.15	0.49
Charles G. Cooper	1.14	0.49

	Severance and Benefits Continuation	Gross-Up

John W. Rose	1.14	0.48
Richard E. Arnold	0.77	0.36
All other officers (12 persons)	6.38	1.20

Total	$14.11	$4.68

     We expect that each of the executive officers named in the table will terminate his or her employment with us shortly following the closing of the transaction with U.S. Bank, with the exception of Mr. Cooper who is expected to become our Chief Executive Officer. Our board of directors nevertheless authorized the change in control payment to Mr. Cooper prior to the termination of his employment so he would not have an incentive to leave our employment prior to the completion of our dissolution in order to receive his change in control payment. None of those change in control payments will be made until such time as we receive the regulatory approval necessary to make those payments.

     Each current employment agreement with the named executive officers also provides that if any payment we make to an executive, whether under his or her employment agreement or otherwise, would cause that executive to incur an excise tax under section 4999 of the Internal Revenue Code (relating to parachute payments made in connection with a change in control under section 280G of the Internal Revenue Code), we will make a “gross- up” payment to the executive such that, after payment of all taxes due with respect to both the initial payments and the tax “gross- up” payment, including any related penalties or interest, the executive receives a net payment equal to the amount the executive would have received had the excise tax under section 4999 of the Internal Revenue Code not applied.

     The proposed sale of the Bank’s retail banking assets to U.S. Bank will constitute a “change in control” under section 280G of the Internal Revenue Code and under our current employment agreements with a number of our officers. As a result, a portion of the payments made under the employment agreements with certain officers would not be deductible by the Company for federal income tax purposes. The Company estimates the amount of the payments that would not be deductible is approximately $12.4 million. This total includes the “gross-up” payments described in the preceding paragraph.

     In addition, section 162(m) of the Internal Revenue Code, in general, disallows a deduction of the excess of compensation paid over $1.0 million to the chief executive officer and the four highest compensated executive officers for the taxable year in which the payment is made, unless the compensation paid is performance-based or the individual has terminated his or her position as an executive officer as of the last day of the taxable year in which the compensation is paid. We expect that the amount of disallowance of compensation under section 162(m) of the Internal Revenue Code would be approximately $800,000.

     We have included the change in control costs and the related tax payments in the estimated expenses we expect to incur as part of our plan of dissolution and stockholder liquidity.

     We currently have approximately 930 full and part-time employees. Of this total, approximately 550 work in our branch banking, MoneyCare and service center operations. Under the agreement between the Bank and U.S. Bank, U.S. Bank has agreed to offer employment to most of these persons and is responsible for any severance obligations to all such persons. Of our remaining employees, we anticipate that over the next three to six months, we will terminate approximately 160 employees as part of our downsizing and cost reduction efforts and may incur maximum severance obligations of approximately $4.1 million, not including severance obligations to our named executive officers. We may not incur our maximum severance obligation because of normal attrition and the receipt by any such employee of a comparable job offer from U.S. Bank.

     We have included these severance costs in the expenses we expect to incur as part of our plan of dissolution and stockholder liquidity and they are reflected in the Unaudited Pro Forma Condensed Consolidated Statement of Net Assets in Liquidation.

     Changes in Our Management and Board of Directors

     We further anticipate changes in the composition of our board of directors following the closing of the transaction with U.S. Bank and as we continue to implement our plan of dissolution and stockholder liquidity. We expect that our board of directors following such closing would consist of Robert B. Goldstein, John W. Rose, Charles G. Cooper, Joel E. Hyman, Roger K. Easley and Thomas G. Foster and that, with the exception of Mr. Cooper, they would receive annual fees of $36,000, except for Mr. Goldstein, who as Chairman of the Board, would receive an annual fee of $56,000. We further expect that the executive committee of our board of directors would consist of Messrs. Cooper, Goldstein, Rose and Hyman and that, with the exception of Mr. Cooper, they would receive an annual fee of $18,000 per year for service on that committee. Messrs. Goldstein, Easley and Foster are currently members of our board of directors and Messrs. Cooper and Rose are currently executive officers. Mr. Hyman, who is currently self-employed, was most recently employed as Senior Vice President and Director of Finance of Fleet Credit Card Services from August 1998 to May 2001, and as Executive Vice President and Chief Financial Officer of Regent National Bank from January 1997 to July 1998.

THE SALE OF THE BANK’S RETAIL BANKING ASSETS TO U.S. BANK

Background of the Transaction with U.S. Bank

     In July 2001, we contacted Credit Suisse First Boston Corporation about the possibility of acting as our financial advisor to consider various strategic alternatives to maximize stockholder value. Following the initial contact, Credit Suisse First Boston Corporation conducted a due diligence review of the financial condition, results of operations and prospects of the Company and the Bank and also analyzed opportunities to maximize stockholder value. Credit Suisse First Boston Corporation met with our board of directors on September 27, 2001 to discuss its credentials and its preliminary analysis of available strategic opportunities that might be acceptable to our board of directors. At that meeting, our board of directors approved the engagement of Credit Suisse First Boston Corporation to solicit indications of interest from third parties with respect to such strategic alternatives. Credit Suisse First Boston Corporation was formally retained by the Company on October 2, 2001.

     In late October 2001, representatives of Credit Suisse First Boston Corporation contacted certain financial institutions that the Company determined with Credit Suisse First Boston Corporation’s assistance could potentially have an interest in acquiring or merging with us or the Bank. All of the institutions contacted expressed an interest in receiving a preliminary package of due diligence information, and each institution signed a confidentiality agreement. Of the parties contacted, two institutions ultimately expressed an interest in pursuing an acquisition of the Company, and submitted written indications on October 31, 2001 and November 13, 2001, respectively. However, after subsequent discussions, including due diligence by one of the parties, both expressions of interest were withdrawn by January 2002.

     In light of the lack of interest among potential buyers or merger partners, upon our instruction, Credit Suisse First Boston Corporation re-initiated conversations in February 2002 with certain of the financial institutions contacted initially, including U.S. Bank, regarding a possible branch sale involving a purchase and assumption of deposits. Credit Suisse First Boston Corporation also continued certain other conversations regarding a sale or merger of the Company through April 2002, though none led to a preliminary written indication of interest.

     In April 2002, of the parties contacted, four institutions replied with preliminary indications, one of which was written and three of which were oral, for a purchase and assumption transaction, including U.S. Bank, which submitted a preliminary indication on April 9, 2002. The proposal from U.S. Bank also included an exclusivity agreement (the “Exclusivity Agreement”), which would limit the Company’s negotiations with other parties under certain circumstances for a limited period of time to allow for negotiation of a definitive agreement. Following discussions concerning the relative advantages and disadvantages of these indications, on May 13, 2002, the executive committee of our board of directors determined to pursue further negotiations with U.S. Bank and concurrently ratified the signing of the Exclusivity Agreement. On May 23, 2002, our board of directors unanimously ratified the action of the executive committee.

     Subsequent to signing the Exclusivity Agreement, management of the Company and U.S. Bank and their respective advisors engaged in negotiations concerning the purchase and assumption agreement and a related transition and services agreement. Negotiations continued into July 2002.

     On June 26, 2002, our board of directors, during its regularly scheduled meeting, discussed the status of the negotiations with U.S. Bank. At this meeting, Credit Suisse First Boston Corporation reviewed with our board of directors the process to date and compared financial terms of the U.S. Bank proposal to the other indications that had been received. After presentations by Credit Suisse First Boston Corporation and Duane Morris LLP, the special legal counsel that the Company retained in connection with a potential transaction our board of directors determined that a transaction with U.S. Bank was the best alternative available to the Company to maximize stockholder value. As a result, by a unanimous vote of all directors present, our board of directors authorized continued negotiations with U.S. Bank.

     The purchase and assumption agreement continued to be negotiated and was finalized on or about July 19, 2002. On July 22, 2002, at a meeting of our and the Bank’s boards of directors, Credit Suisse First Boston Corporation presented its analysis of the financial factors related to the agreement between the Bank and U.S. Bank and rendered to the Bank’s board of directors both a verbal and written opinion of Credit Suisse First Boston Corporation that the consideration to be received by the Bank pursuant to the agreement between the Bank and U.S. Bank was fair from a financial point of view. The financial analyses that Credit Suisse First Boston Corporation utilized evaluated the U.S. Bank proposal using both the discounted cash flow method as well as a comparison of the implied deposit premium to be paid by U.S. Bank to the implied deposit premium in precedent branch transactions. The Bank’s board of directors, after Credit Suisse First Boston Corporation’s presentation, reviewed the revised terms and conditions of the proposed purchase and assumption agreement between the Bank and U.S. Bank with the Company’s legal counsel and received advice regarding their fiduciary duties. Thereafter, by a unanimous vote, the Bank’s board of directors approved the transaction with U.S. Bank and the execution and delivery of the purchase and assumption agreement between the Bank and U.S. Bank. Our board of directors subsequently approved the Company’s guarantee of the Bank’s obligations under the agreement between the Bank and U.S. Bank and execution of delivery of evidence of such guarantee.

Description of the Company, the Bank and U.S. Bank

     •     The Company. We are a bank holding company that is incorporated under the Delaware General Corporation Law. We are registered as a bank holding company under the Bank Holding Company Act of 1956, as amended, and our activities are subject to regulation by the FRB. Our common stock is traded on the NYSE under the symbol “BVC.” The closing price of our common stock on the NYSE on August 14, 2002 was $5.65 per share. Our principal executive offices are located at 1840 Gateway Drive, San Mateo, California, and our telephone number is 650-312-7200.

     •     The Bank. The Bank is a national banking association organized under the National Bank Act. The Bank’s primary federal regulator is the OCC. The Bank’s deposits are insured by the Federal Deposit Insurance Corporation (the “FDIC”), and the Bank is also subject to regulation by the FDIC. The Bank is a wholly owned subsidiary of the Company.

     •     U.S. Bank. U.S. Bank is a national banking association organized under the National Bank Act. U.S. Bank’s primary federal regulator is the OCC. U.S. Bank’s deposits are insured by the FDIC, and U.S. Bank is also subject to regulation by the FDIC. U.S. Bank is a wholly owned subsidiary of U.S. Bancorp, a registered bank holding company headquartered in Minneapolis, Minnesota. U.S. Bank’s principal executive offices are located at 601 Second Avenue South, Minneapolis, Minnesota and its telephone number is 612-973-1111.

Description of the Agreement between the Bank and U.S. Bank

     We announced on July 22, 2002 that the Bank had entered into a definitive purchase and assumption agreement to sell its deposits, branches and branch, MoneyCare and service center operations, which constitute the Bank’s retail banking assets, to U.S. Bank.

     Assets Transferred and Liabilities Assumed

     The Bank will transfer the following assets to U.S. Bank pursuant to the Bank’s agreement with U.S. Bank:

     •     Approximately $373.0 million of single family residential mortgage, home equity and commercial loans;

     •     All of the Bank’s interest in the four branch offices owned by the Bank and the related improvements and fixtures at these branches;

     •     All of the leases for the Bank’s branch offices and the Bank’s service center and the related leasehold improvements and fixtures at those locations;

     •     All personal property and personal property leases relating to the Bank’s branch offices and the Bank’s service center;

     •     All safe deposit contracts;

     •     All overdrafts;

     •     All contracts relating to the Bank’s retail banking operations;

     •     Certain of the Bank’s routing and transfer numbers;

     •     All of the Bank’s rights under contracts and relationships giving rise to the deposits;

     •     All insurance premiums paid by the Bank to the FDIC;

     •     The Bank’s books and records relating to the foregoing assets;

     •     All claims and causes of action of the Bank relating to the foregoing assets;

     •     All coins and currency; and

     •     A 100% participation in certain of the Bank’s letters of credit.

     U.S. Bank will assume the following liabilities of the Bank pursuant to the agreement between the Bank and U.S. Bank:

     •     All liabilities under the Bank’s deposits, except for those deposits that are deposits of the Bank’s affiliates, deposits that by law or contract cannot be transferred or deposits that are brokered deposits;

     •     All of the Bank’s liabilities relating to the real property and the personal property to be purchased;

     •     All of the Bank’s liabilities relating to the real property leases and the personal property leases to be purchased;

     •     All of the Bank’s liabilities relating to safe deposit contracts;

     •     All of the Bank’s obligations and liabilities relating to the loans to be purchased;

     •     All of the Bank’s liabilities relating to the overdrafts; and

     •     All of the Bank’s liabilities under the contracts U.S. Bank will assume.

     U.S. Bank will offer to employ most of the Bank’s retail branch employees and employees of the Bank’s MoneyCare operations and many employees of the Bank’s service center operations. U.S. Bank will assume or otherwise relieve the Bank of certain obligations, including all severance obligations, with respect to the employees of the Bank’s retail branch, MoneyCare and service center operations.

     Purchase Price and Additional Consideration

     In addition to assuming the above liabilities, U.S. Bank will pay the Bank an additional amount in consideration for the transfer of the above assets (we refer to this additional amount and the assumption of the above liabilities as the “Consideration”) equal to the sum of the following:

     •     A premium for the Bank’s deposits equal to the sum of (i) 14% of the average deposit balance, as defined in the agreement between the Bank and U.S. Bank, plus (ii) $5.0 million;

     •     An amount equal to the aggregate principal amount of the loans to be purchased, net of charge-offs, plus accrued and unpaid interest, except with respect to loans that are 90 days past due or classified by the Bank as non-accrual as of the effective time, less a specified loan loss reserve amount of approximately $2.3 million;

     •     The face amount of coins and currency acquired by U.S. Bank in connection with the transfer of assets; and

     •     The net book value of the real property, personal property and leasehold improvements to be purchased as of the effective time.

     At the closing of the transaction with U.S. Bank, the amount of the Consideration will reduce the amount payable by the Bank to U.S. Bank in connection with the assumption by U.S. Bank of the deposit liabilities of the Bank specified in the agreement between the Bank and U.S. Bank.

     Indemnification

     The Bank has agreed to an indemnification, which we have guaranteed, whereby the Bank will indemnify and hold U.S. Bank harmless from and after the closing date with respect to losses by and claims against U.S. Bank arising from or related to any liability not expressly assumed by U.S. Bank pursuant to the agreement between the Bank and U.S. Bank, liabilities of the Bank’s retail banking operations prior to the closing date and breaches of the Bank’s representations and warranties in the agreement between the Bank and U.S. Bank. The Bank’s obligation to indemnify U.S. Bank for losses incurred by U.S. Bank by reason of the Bank’s breach of its representations and warranties is in general limited to aggregate losses in excess of $3.0 million and not exceeding a maximum of $60.0 million. Generally, U.S. Bank is not entitled to make any claim for indemnification for breaches of representations and warranties after the first anniversary of the closing date.

     Termination

     The agreement between the Bank and U.S. Bank is subject to termination by either U.S. Bank or the Bank:

     •     in the event the closing does not occur on or before March 31, 2003, provided the terminating party is not in material breach of any provisions of the agreement;

     •     upon written notice to the other if the other party is in material breach of the agreement, which breach has not been cured within 30 days’ written notice thereof;

     •     upon the mutual agreement of the parties;

     •     by either party, in the event our stockholders do not authorize our plan of dissolution and stockholder liquidity and approve the sale of the Bank’s retail banking assets to U.S. Bank at the meeting; or

     •     by either party, in the event any regulatory approval needed to consummate the transaction is denied by final, non-appealable government action.

     In the event U.S. Bank terminates its agreement with us because the Bank breaches any of its covenants to use its reasonable best efforts to have sufficient funds available to consummate the transactions contemplated by the agreement or is terminated by the Bank or U.S. Bank after March 31, 2003 and, at the time of termination, the Bank did not have sufficient funds to consummate the transactions contemplated by the agreement between the Bank and U.S. Bank, the Bank has agreed to pay U.S. Bank a termination fee of $5.0 million. Under the agreement, U.S. Bank will pay the Bank a termination fee of $5.0 million if the Bank terminates the agreement because U.S. Bank does not have sufficient funds available to consummate the transactions contemplated by the agreement.

     In addition, if either we or U.S. Bank terminate our agreement because our stockholders do not authorize our plan of dissolution and stockholder liquidity and approve the sale of the Bank’s retail banking assets to U.S. Bank and within nine months (18 months in certain circumstances) thereafter, we or the Bank enter into a definitive agreement relating to an acquisition proposal with another party, the Bank has agreed to pay U.S. Bank a termination fee of $20.0 million.

     Non-Competition; Post-Closing Agreements

     The Bank has agreed that neither it nor any of its affiliates will, directly or indirectly, for a period of three years following the closing date of the transaction with U.S. Bank:

     •     Establish or conduct a branch deposit and loan business, or other commercial or retail banking business in Northern California, with the exception of the businesses of the Bank not being purchased by U.S. Bank pursuant to the agreement between the Bank and U.S. Bank, principally our asset-based lending and automobile financing businesses, and the solicitation or acceptance of certain brokered deposits;

     •     Solicit deposit or loan business or other commercial or retail banking business from customers whose deposits or loans have been assumed by U.S. Bank; and

     •     Solicit for employment, retain as an independent contractor, induce to terminate employment with U.S. Bank or otherwise interfere with U.S. Bank’s employment relationship with any employee of the Bank’s branch, MoneyCare and service center operations.

     •     The Bank has also executed a transition and services agreement pursuant to which the Bank will provide deposit operations, cash management and loan accounting services with respect to the loans being sold to U.S. Bank from the closing date until May 14, 2003, subject to possible extension until not later than July 31, 2003.

     Representations and Warranties

     Under the agreement between the Bank and U.S. Bank, the Bank makes customary representations and warranties to U.S. Bank relating to, among other things:

     •     The Bank’s due organization and its corporate power and authority to enter into the agreement and to effect the transactions contemplated by the agreement;

     •     That the consummation of the transaction with U.S. Bank does not violate our certificate of incorporation or by-laws or the articles of association or by-laws of the Bank, any agreements relating to the assets to be transferred to and the liabilities to be assumed by U.S. Bank or any laws or government orders;

     •     The enforceability against the Bank of the agreement between the Bank and U.S. Bank and our guarantee of the Bank’s obligations under that agreement;

     •     The Bank’s ownership of, or leasehold interest in, the personal property and the real property to be transferred to U.S. Bank and the validity of the leases for the Bank’s branches;

     •     The condition of the real property and leased premises to be transferred to U.S. Bank;

     •     Various matters relating to the Bank’s employees and the Bank’s employee benefit plans;

     •     The validity of various contracts to be assumed by U.S. Bank and the Bank’s performance of its obligations under those contracts;

     •     The Bank’s ownership of the loans to be purchased by U.S. Bank and various related matters, including the enforceability of and collateral for those loans;

     •     That the Bank’s deposit liabilities are covered by FDIC insurance to the extent permitted by federal law, and various related matters, including enforceability and compliance with law, relating to those deposits;

     •     The accuracy of the Bank’s books and records relating to the branch operations and their conformity to applicable law;

     •     The absence of any pending or threatened litigation or regulatory proceedings against the Bank that would adversely affect the Bank or its ability to consummate the transactions contemplated by the agreement between the Bank and U.S. Bank;

     •     Various tax matters, including the filing and accuracy of our tax returns, payment of taxes and the absence of tax disputes and claims relating to the assets to be transferred to U.S. Bank;

     •     The various consents and approvals the Bank must obtain in order to consummate the transactions contemplated by the agreement between the Bank and U.S. Bank;

     •     The Bank’s compliance with environmental and safety laws;

     •     The Bank’s compliance with and “satisfactory” rating under the Community Reinvestment Act;

     •     The completeness and accuracy of certain data furnished by the Bank to U.S. Bank relating to the deposits and loans to be transferred to U.S. Bank;

     •     That the Bank has conducted its branch banking operations in accordance with all applicable laws;

     •     That, as of the date the agreement between the Bank and U.S. Bank was signed and immediately prior to and after giving effect to the consummation of the transactions contemplated by the Bank’s agreements with U.S. Bank and with Washington Mutual:

          • the Bank owns assets the fair saleable value of which is (A) greater than the Bank’s total liabilities, including contingent liabilities and (B) greater than the amount required to pay the Bank’s indebtedness as it becomes due;

          • the Bank has capital that is not unreasonably small in relation to the Bank’s business as currently conducted and as will be conducted after the consummation of the transactions contemplated by the Bank’s agreements with U.S. Bank and Washington Mutual; and

          • that the Bank will be able to pay its indebtedness and other liabilities, including subordinated, unmatured, unliquidated and contingent liabilities as they become due;

     •     As of the fifth business day prior to the anticipated closing date, the Bank has sufficient funds available to consummate the transactions contemplated by the agreement between the Bank and U.S. Bank; and

     •     The Bank has received the opinion of Credit Suisse First Boston Corporation that the Consideration the Bank is to receive from U.S. Bank under the agreement between the Bank and U.S. Bank is fair to the Bank from a financial point of view.

     Covenants by the Bank

     The Bank has the following obligations to U.S. Bank under the agreement between the Bank and U.S. Bank:

     •     Provide access to the representatives of U.S. Bank to the Bank’s properties, employees, books and records relating to the Bank’s branch banking operations, the assets to be transferred to U.S. Bank and the liabilities to be assumed by U.S. Bank and to conduct periodic meetings to discuss matters relating to the Bank’s branch banking operations, systems conversion, customer communications, employee matters, the assets to be transferred to U.S. Bank and the liabilities to be assumed by U.S. Bank;

     •     Cooperate with and provide information to U.S. Bank in connection with the applications and notices U.S. Bank must file with the federal bank regulatory agencies in order to obtain approval of the transactions contemplated by the agreement between the Bank and U.S. Bank;

     •     Conduct its branch banking operations in the ordinary course of business consistent with past practices, and not take any of the following actions unless U.S. Bank agrees to such action:

          • increase the salary or benefits of its retail banking employees other than routine increases or materially increase or decrease the number of its employees;

          • sell or agree to sell, or permit a lien to be created on, any of the assets to be purchased by U.S. Bank;

          • make any material improvements to the Bank’s branches;

          • file any application or give any notice to close or relocate any branch or automated teller machines;

          • extend any leases or contracts;

          • impair any right of U.S. Bank relating to the assets it will purchase or waive any right with respect to any loan to be purchased by U.S. Bank;

          • take any action that is intended or that is reasonably likely to cause any of the Bank’s representations and warranties to become untrue;

          • increase the pricing on any deposits to be transferred to U.S. Bank such that the Bank’s rates exceed by more than 25 basis points the average of the rates being paid by U.S. Bank, Bank of America, Union Bank, Washington Mutual and Wells Fargo Bank in the greater San Francisco Bay Area on similar types of deposits;

          • fail to follow the Bank’s normal and customary practices regarding loan pricing, underwriting and the recognition of charge-offs;

          • make, approve, extend or renew any loan that constitutes a loan to be purchased by U.S. Bank in excess of certain levels;

          • issue any letter of credit with a commitment in excess of certain levels; or

          • agree to do any of the foregoing.

     •     Use all reasonable efforts to satisfy the Bank’s obligations under the agreement between the Bank and U.S. Bank, including its best efforts to assure that it will have sufficient funds to consummate the transactions contemplated by the agreement, and the conditions precedent to U.S. Bank’s obligations to close under the agreement;

     •     Use its reasonable best efforts to obtain all necessary consents from the lessors of the Bank’s branch locations and facilities to the assignment of their leases to U.S. Bank;

     •     Maintain in effect until the closing date all insurance on the real and personal property of the Bank to be transferred to U.S. Bank;

     •     Comply with all tax reporting obligations of the Bank applicable to the assets to be transferred to and the liabilities to be assumed by U.S. Bank through the closing date;

     •     Advise U.S. Bank of any change or event that in each case, except with limited exceptions, has a material adverse effect on:

               • the business, operations or condition of the Bank’s branch banking operations as a whole;

               • the assets to be transferred to and the liabilities to be assumed by U.S. Bank; or

               • the Bank’s ability to perform its obligations under the agreement between the Bank and U.S. Bank on a timely basis;

          • is or is reasonably likely to cause a material breach of any of the Bank’s representations, warranties or covenants in the agreement between the Bank and U.S. Bank; or

          • is or is reasonably likely to cause a condition precedent to closing not being satisfied;

     •     The Bank and its affiliates agree not to solicit or enter into any agreement with respect to the assets to be transferred to and the liabilities to be assumed by U.S. Bank or, except as required by the Company’s fiduciary duties to its stockholders prior to the meeting with respect to a bona fide unsolicited offer, participate in any discussion with respect to or furnish information concerning the assets to be transferred to and the liabilities to be assumed by U.S. Bank and to give U.S. Bank notice of any inquiry or proposal received with respect to such a transaction;

     •     Call and hold a meeting of stockholders as promptly as is reasonably practicable for the purpose of obtaining the authorization of the stockholders of the Company for the plan of dissolution and stockholder liquidity and the approval of the sale of the Bank’s retail banking assets to U.S. Bank;

     •     Repair any damage occurring prior to the closing date to any real or personal property to be transferred to U.S. Bank, or reduce appropriately the purchase price of any damaged asset or pay U.S. Bank the sum of the insurance proceeds received by the Bank, the amount of any applicable deductible and the additional amount required to repair such asset to its prior condition;

     •     Engage a nationally recognized business valuation expert satisfactory to U.S. Bank to provide an opinion to U.S. Bank to the effect that as of the closing date, after giving effect to the consummation of the transactions contemplated by the Bank’s agreements with U.S. Bank and with Washington Mutual, the Bank:

          • will own assets the fair saleable value of which is:

               • greater than the total amount of its liabilities, including contingent liabilities; and

               • greater than the amount required to pay the probable liabilities of the Bank as such becomes absolute and mature;

          • has capital that is not unreasonably small in relation to the Bank’s business as it will be conducted after the consummation of the transactions contemplated by the Bank’s agreements with U.S. Bank and with Washington Mutual; and

          • will be able to pay its indebtedness and other liabilities, including its contingent liabilities, as they become due;

     •     Take certain actions in connection with IRA and Keogh plans of which the Bank is trustee or custodian to facilitate the appointment of U.S. Bank as successor trustee or custodian and U.S. Bank’s assumption of the Bank’s fiduciary and custodial obligations with respect thereto on the closing date; and

     •     Take certain actions with respect to draws under letters of credit pending U.S. Bank’s assumption of the letters of credit upon the closing.

     Covenants by U.S. Bank

     The covenants of U.S. Bank in the agreement between the Bank and U.S. Bank include the following:

     •     Meet periodically with the Bank to discuss the branch banking operations and related matters, including systems conversion, customer communications and employee matters relating to the assets to be transferred to and the liabilities to be assumed by U.S. Bank;

     •     Prepare and file as promptly as reasonably practicable such applications and notices as are required to obtain the approvals of the federal bank regulatory agencies required for consummation of the transactions contemplated by the agreement between the Bank and U.S. Bank;

     •     At any time prior to the closing of the transaction with U.S. Bank not to conduct, or permit any of its affiliates to conduct, any mass marketing that is specifically targeted to induce customers whose deposits or loans are to be transferred to U.S. Bank to discontinue or limit their account relationships with the Bank or to conduct any media or customer solicitation activities outside of the ordinary course of business of U.S. Bank;

     •     Use all reasonable efforts to satisfy U.S. Bank’s obligations under the agreement between the Bank and U.S. Bank and the conditions precedent to the Bank’s obligation to close under the agreement;

     •     Advise the Bank of any change or event that:

          • except with limited exceptions, has a material adverse effect on U.S. Bank’s ability to perform its obligations under the agreement between the Bank and U.S. Bank on a timely basis;

          • is or is reasonably likely to cause a material breach of any of U.S. Bank’s representations, warranties or covenants in the agreement between the Bank and U.S. Bank; or

          • is or is reasonably likely to cause a condition precedent to closing not being satisfied; and

     •     Not later than the business day prior to the closing, U.S. Bank will offer to employ most of the Bank’s retail branch and MoneyCare employees and many employees of the Bank’s service center. U.S. Bank will provide such employees with employee benefits substantially comparable in the aggregate to similarly situated employees of U.S. Bank and maintain a severance plan for a period of no less than one year for such employees no less beneficial in the aggregate than those provided by the Company and credit such employees with years of service to the same extent such service was recognized by the Bank for the purpose of eligibility and vesting under employee benefit plans.

     Conditions Precedent to U.S. Bank’s Obligations

     The obligation of U.S. Bank to complete the transactions contemplated by the agreement between the Bank and U.S. Bank is conditioned upon the fulfillment or, where legally permitted, waiver, of each of the following conditions:

     •     The truth and accuracy of the Bank’s representations and warranties in the agreement between the Bank and U.S. Bank as of the closing date;

     •     The performance and compliance of the Bank in all material respects with its obligations, covenants and agreements in the agreement between the Bank and U.S. Bank;

     •     The delivery by the Bank to U.S. Bank of the documents required to effect the transfer of assets to and assumption of liabilities by U.S. Bank;

     •     The receipt of the requisite approvals of the transactions contemplated by the agreement between the Bank and U.S. Bank by the federal bank regulatory agencies and by the stockholders of the Company, as well as the authorization of the plan of dissolution and stockholder liquidity by the stockholders of the Company and the absence of any court or other governmental order prohibiting the contemplated transactions;

     •     The absence of any condition or event that would have a material adverse effect on:

          • The assets to be transferred to and the liabilities to be assumed by U.S. Bank; or

          • The Bank’s ability to perform timely its obligations under the agreement between the Bank and U.S. Bank or to satisfy the conditions precedent to the obligation of U.S. Bank to close;

     •     The availability of sufficient funds for the Bank to consummate the transactions contemplated by the agreement between the Bank and U.S. Bank;

     •     U.S. Bank’s receipt of the opinion of a business valuation expert required by the agreement between the Bank and U.S. Bank; and

     •     The receipt of consent from the lessors of the Bank’s branch facilities to the assignments of their leases from the Bank to U.S. Bank.

     Conditions Precedent to the Bank’s Obligations

     The obligation of the Bank to complete the transactions contemplated by the agreement between the Bank and U.S. Bank is conditioned upon the fulfillment or, where legally permitted, waiver, of each of the following conditions:

     •     The truth and accuracy of U.S. Bank’s representations and warranties in the agreement between the Bank and U.S. Bank as of the closing date;

     •     The performance and compliance of U.S. Bank in all material respects with its obligations, covenants and agreements in the agreement between the Bank and U.S. Bank;

     •     The delivery by U.S. Bank to the Bank of the documents required to effect the transfer of assets to and assumption of liabilities by U.S. Bank;

     •     The receipt of the requisite approvals by the federal bank regulatory agencies of the transactions contemplated by the agreement between the Bank and U.S. Bank, the authorization of our plan of dissolution and stockholder liquidity and the approval of the sale of the Bank’s retail banking assets to U.S. Bank by our stockholders and the absence of any court or other governmental approval prohibiting the contemplated transactions; and

     •     The absence of any event or condition that would have a material adverse effect on U.S. Bank’s ability to perform timely its obligations under the agreement between the Bank and U.S. Bank or to consummate the transactions contemplated by that agreement.

Opinion of the Bank’s Financial Advisor

     In connection with Credit Suisse First Boston Corporation’s engagement, the Bank asked Credit Suisse First Boston Corporation to advise the Bank with respect to the fairness to the Bank, from a financial point of view, of the Consideration to be received by the Bank pursuant to the terms of the agreement between the Bank and U.S. Bank. Capitalized terms used but not defined herein shall have their respective meanings set forth in the agreement between the Bank and U.S. Bank, the full text of which is included as Appendix B to this proxy statement.

     On July 22, 2002, the Company’s and the Bank’s boards of directors met to review the transaction contemplated by the proposed agreement between the Bank and U.S. Bank. During this meeting, Credit Suisse First Boston Corporation reviewed with the Company’s and the Bank’s boards of directors certain financial analyses, as described below, and rendered its oral opinion to the Bank’s board of directors, subsequently confirmed in writing, that, as of July 22, 2002 and based upon and subject to the various considerations set forth in the Credit Suisse First Boston Corporation opinion, the Consideration to be received by the Bank was fair, from a financial point of view.

     The full text of Credit Suisse First Boston Corporation’s written opinion, dated July 22, 2002, which sets forth, among other things, assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Credit Suisse First Boston Corporation in rendering its opinion, is included as Appendix B to this proxy statement and is incorporated in its entirety into this proxy statement by reference. You are urged to, and should, read Credit Suisse First Boston Corporation’s written opinion carefully and in its entirety. Credit Suisse First Boston Corporation’s opinion addresses only the fairness of the Consideration to be received by the Bank, from a financial point of view, as of the date of the opinion, and does not address any other aspect of the transactions contemplated by the agreement between the Bank and U.S. Bank or constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matter relating to the transaction. The summary of Credit Suisse First Boston Corporation’s opinion in this proxy statement is qualified in its entirety by reference to the full text of the opinion.

     In connection with its opinion, Credit Suisse First Boston Corporation, among other things,

     •     reviewed the agreement between the Bank and U.S. Bank;

     •     reviewed certain publicly available business and financial information relating to the Transferred Assets and Transferred Liabilities;

     •     reviewed certain other information relating to the Transferred Assets and Transferred Liabilities, including financial forecasts, provided to or discussed with Credit Suisse First Boston Corporation by the Company and the Bank, and met with the managements of the Company and the Bank to discuss the businesses and prospects of the Bank;

     •     considered, to the extent publicly available, the financial terms of certain other business combinations and other transactions that have recently been effected or announced; and

     •     considered such other information, financial studies, analyses and investigations and financial, economic and market criteria that Credit Suisse First Boston Corporation deemed relevant.

     In connection with its review, Credit Suisse First Boston Corporation did not assume any responsibility for independent verification of any of the foregoing information and relied on such information being complete and accurate in all material respects. With respect to the financial forecasts of the Transferred Assets and Transferred Liabilities that Credit Suisse First Boston Corporation reviewed, Credit Suisse First Boston Corporation was advised, and Credit Suisse First Boston Corporation assumed, that such forecasts had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of the Company and the Bank as to the future financial performance of the Transferred Assets and Transferred Liabilities.

     Credit Suisse First Boston Corporation was not requested to make, and did not make, an independent evaluation or appraisal of the Transferred Assets and Transferred Liabilities or any other assets or liabilities (contingent or otherwise) of the Bank or the Company, nor was Credit Suisse First Boston Corporation furnished with any such evaluations or appraisals. Credit Suisse First Boston Corporation relied upon, without independent verification, the assessments of the managements of the Company, the Bank and U.S. Bank as to the potential cost savings and synergies (including the amount, timing and achievability thereof) and strategic benefits anticipated by the managements of the Company, the Bank and U.S. Bank to result from the sale. Credit Suisse First Boston Corporation also assumed, with the Bank’s consent, that in the course of obtaining necessary regulatory and third party approvals and consents for the transaction, no modification, delay, limitation, restriction or condition will be imposed that will have an adverse effect on the Bank or the contemplated benefits of the transaction and that the transaction will be consummated in accordance with the terms of the agreement between the Bank and U.S. Bank, without waiver, modification or amendment of any material terms, conditions or agreements therein and without any material decrease in the Consideration to be received by the Bank as result of any purchase price adjustment or indemnification provision thereof. The Credit Suisse First Boston Corporation opinion is necessarily based upon information made available to it, and upon financial, economic, market and other conditions as they existed and could be evaluated on the date of the Credit Suisse First Boston Corporation opinion. The Credit Suisse First Boston Corporation opinion does not address the relative merits of the sale of the Bank’s retail banking assets to U.S. Bank compared to other business strategies that might be available to the Company or the Bank, nor does it address the underlying business decision of the Company or the Bank to proceed with the sale.

     In preparing its opinion, Credit Suisse First Boston Corporation performed a variety of financial and comparative analyses. The summary of Credit Suisse First Boston Corporation’s analyses described below is not a complete description of the analyses underlying its opinion. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, is not necessarily susceptible to partial analysis or summary description. In arriving at its opinion, Credit Suisse First Boston Corporation made qualitative judgments as to the significance and relevance of each analysis and factor that it considered. Accordingly, Credit Suisse First Boston Corporation believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, could create a misleading view of the processes underlying the Credit Suisse First Boston Corporation opinion. No transaction used in the analyses performed by Credit Suisse First Boston Corporation as a comparison is identical to the transaction contemplated by the agreement between the Bank and U.S. Bank. In addition, Credit Suisse First Boston Corporation may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions, so that the range of valuation resulting from any particular analysis described below should not be taken to be Credit Suisse First Boston Corporation’s view of the actual value of the Transferred Assets and Transferred Liabilities. The analyses performed by Credit Suisse First Boston Corporation are not necessarily indicative of actual values or actual future results of the Transferred Assets and Transferred Liabilities, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the value of businesses or assets do not purport to be appraisals or to necessarily reflect the prices at which businesses or assets may actually be sold. The analyses performed were prepared solely as part of Credit Suisse First Boston Corporation’s analysis of the fairness of the Consideration to the Bank, from a financial point of view, and were provided to the board of directors of the Bank in connection with the delivery of the Credit Suisse First Boston Corporation opinion.

     The following is a summary of material financial analyses performed by Credit Suisse First Boston Corporation in connection with the preparation of its opinion, and reviewed with the Bank’s board of directors at a meeting of the Bank’s board of directors held on July 22, 2002. Certain of the following summaries of financial analyses that were performed by Credit Suisse First Boston Corporation include information presented in tabular format. In order to understand fully the material financial analyses that were performed by Credit Suisse First Boston Corporation, the tables should be read together with the text of each summary. The tables alone do not constitute a complete description of the material financial analyses.

     Discounted Cash Flow Analysis. Credit Suisse First Boston Corporation performed the discounted cash flow analysis to value the Transferred Liabilities’ and Transferred Assets’ retail-funding base versus alternative wholesale funding sources. Analyses of the present value of projected cash flows from the Transferred Assets and Transferred Liabilities assume a static interest rate environment, no deposit runoff and a 5.00% annual long-term deposit growth. In performing this analysis, Credit Suisse First Boston Corporation used financial information provided by the managements of the Company and the Bank. The projected cash flows were discounted back to September 30, 2002 using a discount range of 11% — 13% and an assumed perpetual growth rate of 5.00% per year. In addition, the implied range also includes the present value of tax benefits to be realized by U.S. Bank given its ability to amortize the Consideration over 15 years at an assumed marginal tax rate of 40.00%, discounted back at the equivalent 10-Year Treasury rate of 4.88%. The implied deposit premiums resulting from the discounted cash flow analysis, including the present value of tax benefits, ranged from 10.67% to 14.55%, as compared with the implied deposit premium included in the Consideration of 14.17% based on the Bank’s deposit balance of $3.0 billion as of May 31, 2002. Stated as amounts and also based on the Bank’s deposit balance of approximately $3.0 billion, the implied deposit premiums resulting from the discounted cash flow analysis ranged from $321 million to $438 million, compared to the implied deposit premium included in the Consideration of $426 million calculated based upon the Bank’s deposits as of May 31, 2002. Credit Suisse First Boston Corporation’s calculation approach is consistent with comparable transactions where transferred assets were purchased at net book value and deposit liabilities were assumed at a premium.

	Implied Premium Value(1)
Discount Rate	(in millions)	Implied Premium(1)

11.00%	$438.0	14.55%
12.00	371.2	12.33
13.00	321.0	10.67
Consideration (1)	426.3	14.17

(1)	Based on deposit balance of $3.0 billion as of May 31, 2002.

     Precedent Transactions Analysis. Credit Suisse First Boston Corporation reviewed publicly available information for pending and completed branch transactions in the banking industry. The selected transactions reviewed by Credit Suisse First Boston Corporation consisted of the eight historical branch transactions completed or announced since January 1, 2000 and prior to July 22, 2002 with a deposit balance greater than $400.0 million:

BENCHMARKED TRANSACTIONS:

•	BancWest Corporation / Wells Fargo & Company

•	Zions Bancorporation / Pacific Century Financial Corporation

•	Marshall & Ilsley Corporation / Fifth Third Bancorp

•	Klamath First Bancorp, Inc. / Washington Mutual, Inc.

•	U.S. Bancorp / Pacific Century Financial Corporation

•	Royal Bank of Scotland Group / Mellon Financial Corporation

•	National Commerce Financial / First Union Corporation

•	SunTrust Banks Inc. / Huntington BancCapital Securities Inc.

     The resulting implied deposit premiums ranged from 8.00% to 16.00% or from $241 million to $481 million based on the Bank’s deposit balance of approximately $3.0 billion as of May 31, 2002, as compared with the implied deposit premium included in the Consideration of 14.17%, or $426 million in cash. Credit Suisse First Boston Corporation’s calculation approach is consistent with comparable transactions where transferred assets were purchased at net book value and depository liabilities were assumed at a premium.

	Historical Implied	Implied Deposit Premium
	Deposit Premiums	in the Consideration (1)

Maximum Premium	16.00%	14.17%
Average Premium	12.63	14.17
Minimum Premium	8.00	14.17

Maximum Implied Value (1) (in millions)	$481.4	$426.3
Average Implied Value (1) (in millions)	380.1	426.3
Minimum Implied Value (1) (in millions)	240.7	426.3

(1)	Based on deposit balance of $3.0 billion as of May 31, 2002.

     Credit Suisse First Boston Corporation’s opinion and presentation to the Bank’s board of directors was one of many factors taken into consideration by the Bank’s board of directors in making its determination to engage in the sale. Consequently, the analyses described above should not be viewed as determinative of the opinion of the board of directors of the Bank or the management of the Bank with respect to the value of the Transferred Assets and the Transferred Liabilities or whether the board of directors of the Bank would have been willing to agree to a different amount of consideration.

     The boards of directors of the Company and the Bank retained Credit Suisse First Boston Corporation to act as the Bank’s financial advisor in connection with the sale. Credit Suisse First Boston Corporation was selected by the board of directors of the Company based on Credit Suisse First Boston Corporation’s qualifications, expertise and reputation. Credit Suisse First Boston Corporation is an internationally recognized investment banking and advisory firm. Credit Suisse First Boston Corporation, as part of its investment banking business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the past, Credit Suisse First Boston Corporation and its affiliates have provided certain investment banking and financial services to the Company and U.S. Bank unrelated to the transactions contemplated by the agreement between the Bank and U.S. Bank for which Credit Suisse First Boston Corporation received compensation, and may in the future provide certain investment banking and financial services to U.S. Bank and its affiliates for which Credit Suisse First Boston Corporation would expect to receive compensation. In the ordinary course of its business, Credit Suisse First Boston Corporation and its affiliates may actively trade the debt and equity securities of the Company and U.S. Bank for their own accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

     Pursuant to an engagement letter dated as of October 2, 2001, as amended, the Company and the Bank engaged Credit Suisse First Boston Corporation to provide financial advisory services to the Bank’s board of directors in connection with a possible sale transaction, including, among other things, rendering its opinion. Pursuant to the terms of the engagement letter, the Company and the Bank have agreed to pay Credit Suisse First Boston Corporation a customary fee in connection therewith, a significant portion of which is contingent upon the consummation of the transactions contemplated by the agreement between the Bank and U.S. Bank. Credit Suisse First Boston Corporation will also receive a fee for rendering its opinion. In addition, the Company and the Bank have agreed to reimburse Credit Suisse First Boston Corporation for its out-of-pocket expenses, including attorneys’ fees, incurred in connection with its engagement and to indemnify Credit Suisse First Boston Corporation and certain related persons against certain liabilities and expenses arising out of or in conjunction with its rendering of services under its engagement, including liabilities arising under the federal securities laws.

Certain Projections Provided to the Bank’s Financial Advisor

     In the normal course of our business, our management prepares internal budgets, plans, estimates, forecasts and projections as to future revenues, earnings and other financial information in order to be able to anticipate our financial performance and that of the Bank. We do not, as a matter of course, publicly disclose these internal documents.

     The Bank and the Company provided Credit Suisse First Boston Corporation, in its capacity as financial advisor to the Bank’s board of directors, with certain financial projections that reflected the best currently available estimates and judgments of the management of the Company and the Bank as to the future financial performance of the Transferred Assets and the Transferred Liabilities.

     The financial projections were subject to and prepared on the basis of estimates, limitations, qualifications and assumptions, and involved judgments with respect to, among other things, future economic, competitive, regulatory, financial and market conditions and future business decisions that may not be realized and are inherently subject to significant business, economic and competitive uncertainties, all of which are difficult to predict and many of which are beyond our control. These uncertainties are described under “Forward-Looking Statements”.

     While we believe these estimates and assumptions to have been reasonable, there can be no assurance that the projections will be accurate, and actual results may vary materially from those shown. In light of the uncertainties inherent in forward-looking information of any kind, the inclusion of these projections should not be regarded as a representation by us or the Bank or any other person or entity that the anticipated results will be achieved, and you are cautioned not to place undue reliance on such information.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT
OF NET ASSETS IN LIQUIDATION

     The following Unaudited Pro Forma Condensed Consolidated Statement of Net Assets in Liquidation (the “Pro Forma Statement”) reflects the effects of the transactions with U.S. Bank and Washington Mutual as if they had occurred on June 30, 2002 and assumes that we had adopted the liquidation basis of accounting as of June 30, 2002 as indicated in the liquidation value adjusted column. The Pro Forma Statement also includes the redemption of the Bank’s and our Subordinated Notes and other anticipated third quarter asset sales and financings, including an automobile loan securitization, the liquidation of marketable securities and the financing of automobile lease residuals. For pro forma purposes, we have also included the issuance of brokered deposits. Under the liquidation basis of accounting, assets are stated at their estimated net realizable values and liabilities are stated at their anticipated settlement amounts.

     The valuation of assets and liabilities necessarily requires many estimates and assumptions and there are substantial uncertainties in carrying out the provisions of the plan of dissolution and stockholder liquidity. The actual value of any liquidating distributions will depend upon a variety of factors including, but not limited to:

     •     the actual proceeds from the sale of our assets;

     •     the ultimate settlement amounts of our liabilities and obligations, including indemnifications provided in connection with asset sale transactions;

     •     actual costs incurred in connection with carrying out the liquidation, including administrative costs during the liquidation period;

     •     the actual timing of sales and distributions; and

     •     tax assets that may be less than anticipated due to changes in the timing of sales and other transactions, changes in forecasted pre-tax operating income and changes in California tax law regarding utilization of net operating loss carryforwards.

     The valuations presented in the accompanying Pro Forma Statement represent estimates, based on present facts and circumstances, of the net realizable values of assets and the costs associated with carrying out the provisions of our plan of dissolution and stockholder liquidity based on the assumptions set forth in the accompanying notes. The actual values and costs are expected to differ from the amounts shown herein and could be higher or lower than the amounts recorded. Accordingly, it is not possible to predict with certainty the aggregate net values ultimately distributable to stockholders, and no assurance can be given that the amount to be received in liquidation will equal or exceed the price or prices at which our common stock has generally traded or is expected to trade in the future.

     The Pro Forma Statement includes estimated after-tax deferred gains of $24.0 million that represent estimated after-tax gains of related to the planned automobile loan securitization combined with the sale of the automobile lending business. Because these transactions are not under contract, the estimated after-tax gain is not recognized in the Pro Forma Statement but rather is recorded as a deferred gain. It is anticipated that upon the closing of these transactions, pro forma net assets in liquidation would increase by $24.0 million, or $0.37 per outstanding share, thereby increasing the amount of cash available to distribute to stockholders.

     The Pro Forma Statement should be read in conjunction with the historical financial statements and accompanying disclosures contained in the Company’s second quarter 2002 Form 10-Q and 2001 Form 10-K which are incorporated into this proxy statement by reference.

BAY VIEW CAPITAL CORPORATION
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF NET ASSETS IN LIQUIDATION
JUNE 30, 2002

		Sale of Retail Banking Assets

		(1)	(2)	(3)	(4)		(5)

	Reported		Sale to	Redemption of	Third Quarter		Liquidation	Pro Forma
	BVC	Sale to	Washington	Subordinated	Asset Sales /		Value	BVC
	6/30/02	U.S. Bank	Mutual	Notes	Financings	Total	Adjustment	6/30/02

			(Amounts in thousands, except per share amounts)
ASSETS
Cash and cash equivalents	$463,199	$(2,224,610)	$1,005,285	$(177,203)	$1,058,204	$(338,324)	$—	$124,875
Investment securities available-for-sale	112,325	—	—	—	(90,605)	(90,605)	—	21,720
Mortgage-backed securities available-for-sale	171,342	—	—	—	(171,342)	(171,342)	—	—
Loans and leases held-for-sale	30,478	—	—	—	—	—	—	30,478
Gross loans and leases held-for-investment	2,307,822	(372,874)	(997,385)	—	(445,405)	(1,815,664)	23,154	515,312
Premiums and discounts and deferred fees and costs, net	17,990	(2,510)	3,237	—	(13,304)	(12,577)	—	5,413
Allowance for loan and lease losses	(38,945)	1,356	1,185	—	4,572	7,113	(34,000)	(65,832)

Net loans and leases held-for-investment	2,286,867	(374,028)	(992,963)	—	(454,137)	(1,821,128)	(10,846)	454,893

Investment in operating lease assets, net	266,736	—	—	—	—	—	—	266,736
FHLB Stock	15,612	—	—	—	(15,612)	(15,612)	—	—
FRB Stock	13,304	—	—	—	—	—	—	13,304
REO	4,611	—	—	—	—	—	—	4,611
PP&E	11,417	(8,589)	—	—	—	(8,589)	—	2,828
Goodwill	116,426	(91,358)	—	—	—	(91,358)	(3,654)	21,414
Income taxes, net	180,723	(162,296)	(2,859)	3,718	(7,856)	(169,293)	(2,416)	9,014	(6)
Other assets	79,255	(4,461)	(5,407)	(4,093)	(2,255)	(16,216)	(3,734)	59,305

Total assets	$3,752,295	$(2,865,342)	$4,056	$(177,578)	$316,397	$(2,722,467)	$(20,650)	$1,009,178

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits	$3,032,801	$(3,032,801)	$—	$—	$150,000	$(2,882,801)	$—	$150,000
Other borrowings	95,993	—	—	—	155,253	155,253	—	251,246
Subordinated Notes, net	149,664	—	—	(149,664)	—	(149,664)	—	—
Deferred gain	—	—	—	—	11,144	11,144	12,817	23,961	(7)
Other liabilities	41,766	37,345	—	(22,640)	—	14,705	11,713	68,184

Total liabilities	$3,320,224	$(2,995,456)	$—	$(172,304)	$316,397	$(2,851,363)	$24,530	$493,391

Guaranteed Preferred Beneficial Interest in our Junior Subordinated Debentures (“Capital Securities”)	90,000	—	—	—	—	—	—	90,000

Total stockholders’ equity	$342,071	$130,114	$4,056	$(5,274)	$—	$128,896	$(45,180)	$425,787

Diluted shares outstanding	62,698	1,235	—	—	—	1,235	—	63,933

Total stockholders’ equity per outstanding share	$5.46

Total tangible stockholders’ equity per outstanding share	$3.60

Transfer of stockholders’ equity under liquidation basis of accounting							$(425,787)	$—

Net assets in liquidation							$425,787	$425,787

Net assets in liquidation per outstanding share								$6.66	(7)

See accompanying notes to unaudited pro forma condensed consolidated statement of net assets in liquidation.

BAY VIEW CAPITAL CORPORATION

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
STATEMENT OF NET ASSETS IN LIQUIDATION

JUNE 30, 2002

(1)	Pro forma adjustment reflects the proposed sale of deposits and certain loans and transfer of certain assets and liabilities to U.S. Bank as discussed on page ___. Pro forma adjustment also reflects:

•	Estimated deposit premium of $429 million.

•	Reduction in goodwill of $91.4 million related to deposits being sold.

•	Estimated charges of $34.9 million related to the sale of the Company’s retail banking assets, including severance payments, investment banking and other professional fees, and accruals for closed facilities and other contracts and settlements.

•	Tax rate used in determining tax expense of approximately 54% reflecting the impact of non-deductible goodwill and severance payments.

•	Anticipated cashless exercise of stock options as discussed on page ___ based on the Company’s closing stock price on June 30, 2002 of $6.41 per share.

(2)	Pro forma adjustment reflects the proposed sale of certain loans to Washington Mutual as discussed on page ___. Pro forma adjustment also reflects:

•	Estimated gain on sale of loans of $6.9 million.

•	Tax rate used in determining tax expense of approximately 41% reflecting the Company’s statutory tax rate.

(3)	Pro forma adjustment reflects the anticipated redemption of the Company’s and the Bank’s 10% Subordinated Notes as discussed on page ___, including the associated payments of prepayment penalties of $4.6 million and accrued interest of $3.4 million and the write-off of unamortized issuance costs of $3.7 million, net of a tax benefit of approximately 47% reflecting the Company’s statutory tax rate. The redemption of the Company’s 9-1/8% Subordinated Notes is necessary in order to complete the proposed sale transaction with U.S. Bank. Pro forma adjustment also reflects the anticipated payment of deferred distributions and interest on the Company’s Capital Securities as discussed on page ___. Total accrued and unpaid distributions and interest totaled $19.2 million at June 30, 2002 and are estimated to total $21.8 million at September 30, 2002.

(4)	Pro forma adjustment reflects approximately $1.1 billion in cash the Company expects to generate during the third quarter of 2002 through sales of other assets and financing transactions. These proceeds, which are necessary to fund the sale of the retail banking business, include the following:

Automobile loan securitization	$468 million
Sales of marketable securities	285 million

Issuance of brokered certificates of deposit	150 million
Financing of automobile lease residuals	155 million

Total	$1.058 billion

It is estimated that the automobile loan securitization will generate a pre-tax gain of approximately $19.0 million. Because this transaction is not under contract, the estimated after-tax gain of $11.1 million, or $0.17 per outstanding share, is not recognized in the Pro Forma Statement but rather is recorded as a deferred gain.

(5)	Pro forma adjustment reflects the Company’s plan to liquidate its remaining assets under the plan of dissolution and stockholder liquidity as discussed on page ___. Pro forma adjustment includes the following:

•	Reclassification of the balance sheet from a going concern basis to a liquidation basis of accounting. The reclassification adjustment reflects the absence of stockholders’ equity.

•	$23.2 million write-up in loan balances representing the Company’s estimate of the pre-tax gain that could be realized on the sale of the automobile lending business. Because this transaction is not under contract, the estimated after-tax gain of $12.8 million, or $0.20 per outstanding share, is not recognized in the Pro Forma Statement but rather is recorded as a deferred gain.

•	$34.0 million write-down in loan balances reflecting the Company’s estimated net realizable value of its remaining loan portfolios under an accelerated timeline to sell such loans pursuant to the plan of dissolution and stockholder liquidity.

•	$3.7 million write-off of goodwill related to the Company’s commercial lending businesses not expected to be realized upon the sales of these businesses.

•	$11.7 million of estimated expenses associated with liquidating the remaining portfolios of assets through their projected disposition dates including severance payments and accruals for closed facilities and other contracts and settlements. The pro forma adjustment does not reflect the anticipated operating profit during this period of liquidation.

•	The tax rate used in determining the benefit of approximately 26% reflecting the impact of non-deductible goodwill and severance payments.

•	$6.0 million valuation allowance related to net deferred tax assets representing the portion of the deferred tax assets the Company estimates that it will not realize from future taxable income.

The liquidation value adjustments may not be reflective of the actual amounts obtained when and if the remaining assets are sold. Because of the inherent uncertainties in negotiating and closing sale contracts, the amounts reflected in the Pro Forma Statement may differ materially from the actual amounts that may be received in the future.

(6)	Pro forma adjustment related to the valuation of the Company’s deferred tax assets includes assumptions about the timing of various asset sales and other transactions. If transactions do not close in the year anticipated, the realization of deferred tax assets could be less than anticipated. The pro forma adjustment also includes assumptions about future pre-tax income to absorb the future deduction of certain deferred tax assets. Actual future pre-tax income that differs from the amount anticipated could impact the valuation of the pro forma deferred tax assets. In addition, the pro forma adjustment assumes that California net operating loss carryforwards will be utilized during 2002 against projected gains from the sale transactions with U.S. Bank, Washington Mutual and others. Proposed legislation may be enacted in California that would suspend the deduction of net operating loss carryforwards in 2002 and 2003, increasing California taxes imposed on the Company, and thereby requiring an additional valuation adjustment against the pro forma deferred tax assets.

(7)	Deferred gain of $24.0 million represents estimated after-tax gains related to the planned automobile loan securitization combined with the sale of the automobile lending business. Because these transactions are not under contract, the estimated after-tax gain is not recognized in the Pro Forma Statement but rather is recorded as a deferred gain. It is anticipated that upon the closing of these transactions, pro forma net assets in liquidation would increase by $24.0 million, or $0.37 per share, thereby increasing the amount of cash available to distribute to stockholders.

PROPOSAL 1
WAIVER OF CERTAIN PROVISIONS OF THE INSTRUMENTS GOVERNING
THE JUNIOR DEBENTURES TO PERMIT THE COMPANY TO SELL
OR OTHERWISE DISPOSE OF ALL OF ITS ASSETS

Background of the Proposal

     Section 801 of the subordinated indenture between the Company and Wilmington Trust Company, as trustee, governing the Junior Debentures (the “Base Indenture”) restricts the Company, in any transaction or series of related transactions, from selling or otherwise disposing of all or substantially all of the Company’s assets to any third party, including a corporation, unless specified conditions are satisfied. Among the conditions to be satisfied are that:

•	the acquirer is a corporation organized and existing under the laws of the United States of America, any state thereof or the District of Columbia; and

•	the acquirer expressly assumes the due and punctual payment of the principal of, and any premium and interest on, the Junior Debentures.

     The Bank’s sale of its retail banking assets to U.S. Bank will constitute a sale of substantially all of the Company’s assets within the meaning of Section 801 of the Base Indenture. However, U.S. Bank is not assuming any obligations with respect to the Junior Debentures under the agreement between the Bank and U.S. Bank. Accordingly, the Company is seeking the waiver of those provisions of the instruments governing the Junior Debentures, specifically Section 801 of the Base Indenture, that, absent waiver, would prevent the sale or other disposition of all of the Company’s assets under its plan of dissolution and stockholder liquidity, including the sale of the Bank’s retail banking assets to U.S. Bank.

Reasons for the Proposal

     Our board of directors believes that consummation of our plan of dissolution and stockholder liquidity represents the best available alternative for creating value for our stockholders and for enhancing our liquidity so that we are able to pay the accrued and unpaid distributions on the Capital Securities. In order to pay those accrued and unpaid distributions, the Bank needs permission from the OCC to pay dividends to us and we need permission from the FRB to pay the accrued and unpaid interest on the Junior Debentures. We do not believe we or the Bank can obtain these approvals unless our and the Bank’s regulatory capital levels improve substantially. Consummation of the sale of the Bank’s retail banking assets to U.S. Bank will have such an effect; however, the Bank cannot proceed to consummate the transaction with U.S. Bank unless the restrictions of Section 801 of the Base Indenture that restrict us from selling or otherwise disposing of all of our assets are waived.

Certain Potential Disadvantages of the Proposal

     While our board of directors and the Regular Trustees believe that the waiver of the restriction on the sale of all of our assets to permit consummation of our plan of dissolution and stockholder liquidity is in the best interests of the Company, the holders of its common stock and the holders of the Capital Securities, our board of directors and the Regular Trustees recognize that approval of the waiver by the holders of the Capital Securities may result in certain disadvantages, including the following:

     •     the increased likelihood that the Capital Securities will be called for redemption as of December 31, 2003 or earlier, with the result that a holder of the Capital Securities would have to seek an alternative investment with the proceeds of redemption. We believe that the current rate of return on securities similar to the Capital Securities is likely to be less than the 9.76% rate being paid on the Capital Securities, and, therefore, that a holder of Capital Securities is likely to receive a lesser rate of return on the redemption proceeds;

     •     implementation of our plan of dissolution and stockholder liquidity is likely to cause us to incur significant expenses and is likely to cause us to incur losses for the remainder of this year, thereby diminishing the resources we will have available to pay our obligations; and

     •     as our assets are converted to cash and invested in short-term government and other investment quality securities, we are likely to have a lower rate of return than the rate of return we have historically enjoyed on our retail banking assets.

Recommendation of Our Board of Directors and the Regular Trustees

     Our board of directors and the Regular Trustees have unanimously determined that the proposal to approve the waiver of those provisions of the instruments that govern the Junior Debentures that would otherwise prevent the sale of all of our assets pursuant to our plan of dissolution and stockholder liquidity is fair to the holders of the Capital Securities and in their best interests and recommend that the holders of the Capital Securities vote to approve the waiver.

PROPOSAL 2
AMENDMENT OF CERTAIN PROVISIONS OF THE INSTRUMENTS GOVERNING
THE CAPITAL SECURITIES AND THE JUNIOR DEBENTURES
TO PERMIT AN OPTIONAL REDEMPTION OFFER

Background of the Proposal

     Article III of the first supplemental indenture to the Base Indenture (the “First Supplemental Indenture”) and Section 4 of Annex I to the trust agreement governing the Capital Securities (the “Declaration”) provide that the Trust is obligated to use the proceeds from any redemption of Junior Debentures to redeem, on a pro rata basis, Capital Securities having an aggregate liquidation amount equal to the principal amount of Junior Debentures redeemed. Currently, the Company has the option to redeem the Junior Debentures solely:

•	at any time after December 31, 2003;

•	if certain tax events occur;

•	if there is a change in the Investment Company Act of 1940 that requires the Trust to register under that law; or

•	if there is a change in the capital adequacy guidelines of the FRB, applied as if the Company were a bank holding company, that results in the Capital Securities not being counted as Tier 1 Capital.

     In addition, the Company may not redeem any Junior Debentures unless all accrued and unpaid interest thereon has been or is contemporaneously paid, or duly provided for, for all quarterly interest payment periods terminating on or prior to the date of notice of redemption. Similarly, the Trust may not redeem fewer than all of the outstanding Capital Securities unless all accumulated and unpaid distributions have been or contemporaneously are paid, or such payment provided for, on all Capital Securities for all quarterly distribution periods terminating on or prior to the redemption date. If any partial redemption of Junior Debentures would result in the delisting of the Capital Securities from any national securities exchange or national quotation system on which the Capital Securities are then listed, the Company must also redeem the Junior Debentures in whole. Further, any redemption of the Junior Debentures prior to December 31, 2028 is expressly subject to FRB approval, if such approval is required and is currently restricted by the terms of our agreement with the FRB.

     To effectuate Proposal 2, Article III of the First Supplemental Indenture and Section 4 of Annex I to the Declaration would be amended by adding provisions providing that:

•	at any time after January 1, 2003, the Company may cause the Trust to make an optional redemption offer to each holder of Capital Securities whereby the Company would cause the redemption, at that holder’s option exercised during the period of the offer, of all of the Capital Securities held by that holder at a price of $25.00 per Capital Security plus accrued and unpaid distributions through the date of redemption;

•	notice of any such optional redemption offer must be mailed by the Trust by first-class mail, postage prepaid or by such other means suitable to assure delivery of such written notice to each holder of Capital Securities not fewer than 30 nor more than 60 days before the date fixed for expiration of the optional redemption offer of Capital Securities;

•	such notice shall provide documentation that will permit each holder of Capital Securities to provide notice to the Trust of the holder’s election to accept the optional redemption of such holder’s Capital Securities to be redeemed;

•	upon expiration of the optional redemption offer, the Company shall be permitted to redeem, at a price of par plus accrued and unpaid interest to the date of expiration of the optional redemption offer, a principal amount of Junior Debentures equal to the aggregate liquidation amount of Capital Securities requested to be redeemed by holders of Capital Securities;

•	upon redemption of the Junior Debentures, the Trust shall use such proceeds solely to redeem those Capital Securities the holders of which have accepted the optional redemption offer; and

•	such optional redemption of Capital Securities may be effected notwithstanding that the optional redemption could result in the Capital Securities no longer satisfying the requirements for continued listing on the NYSE.

     The Company currently anticipates that the optional redemption offer would be made in the first quarter of 2003. Notwithstanding these amendments, the redemption of the Junior Debentures, and, accordingly, the Capital Securities, would remain subject to FRB approval. In addition, in order for the Company to have sufficient funds available to assure interest payments are current on the Junior Debentures and pay for the redemption of Junior Debentures, the Company will need to receive dividends from the Bank representing a portion of the proceeds of the Bank’s asset sales. However, the payment of any such dividends will be subject to OCC approval. The Company and the Bank would seek these approvals prior to making any optional redemption offer.

Reasons for of the Proposal

     The Capital Securities are currently first redeemable on December 31, 2003 at a price of $25.00 per Capital Security plus accrued and unpaid distributions through December 31, 2003. We also currently have the right, exercisable beginning November 2, 2002, to provide for the redemption of the Capital Securities by depositing with the trustee for the Junior Debentures sufficient funds to redeem the Junior Debentures at par on December 31, 2003 together with accrued but unpaid interest through December 31, 2003. The proceeds of the redemption of the Junior Debentures would be used to redeem the Capital Securities at $25.00 per Capital Security on December 31, 2003 plus accrued and unpaid distributions through December 31, 2003. We intend to exercise this right unless the holders of the Capital Securities approve the proposal for the waiver of those provisions of the instruments governing the Junior Debentures that would prevent us, absent such waiver, from selling or otherwise disposing of all of our assets pursuant to our plan of dissolution and stockholder liquidity.

     The reason we are requesting this waiver is to provide us with greater flexibility in the sale of our assets and the utilization of our cash resources. We believe this flexibility will be important to us in satisfying the conditions precedent to the consummation of the Bank’s transaction with U.S. Bank. We also believe we are more likely to obtain the approvals we need from the OCC and the FRB to close the transaction with U.S. Bank if we do not have to provide for the redemption of the Junior Debentures concurrently with the closing of the transaction with U.S. Bank, and that, once the transaction with U.S. Bank has closed, we will be in a better position to seek approval from the FRB and the OCC to make the optional redemption offer for the Capital Securities in the first quarter of 2003. Under all of these circumstances, our board of directors and the Regular Trustees determined it was fair to and in the best interests of the holders of the Capital Securities and the Company to provide the holders of the Capital Securities with an optional redemption right they would be able to exercise before we made any substantial distributions of cash to the holders of our common stock under our plan of dissolution and stockholder liquidity.

Certain Potential Disadvantages of the Proposal

     While our board of directors and the Regular Trustees have determined that the approval of certain amendments to the instruments governing the Junior Debentures and the Capital Securities to permit the Trust to make an optional redemption offer is in the best interests of the Company and the holders of the Capital Securities, our board of directors and the Regular Trustees recognize that approval of those amendments and the making of the optional redemption offer may result in certain disadvantages, including the following:

     •     If a large number of the holders of the Capital Securities accept the optional redemption offer, the Capital Securities may no longer satisfy the requirements of the NYSE for continued listing of the Capital Securities on the NYSE and there could be no trading market for the Capital Securities that remain outstanding;

     •     If a large number of the holders of the Capital Securities accept the optional redemption offer, the Company could be eligible to deregister the Capital Securities under the 1934 Act, although the Company does not intend to do so even if it is eligible to do so; and

     •     Holders who accept the optional redemption offer may not be able to reinvest the redemption proceeds at an equivalent rate of return.

Recommendation of Our Board of Directors and the Regular Trustees

     Our board of directors and the Regular Trustees have unanimously determined that the proposal to approve certain amendments to the instruments governing the Junior Debentures and the Capital Securities to permit the Trust to make an optional redemption offer is fair to and in the best interests of the holders of the Capital Securities and recommends that you vote to approve the amendments.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     The SEC allows us to “incorporate by reference” the information we file with them, which means:

     •     incorporated documents are considered part of this proxy statement;

     •     we can disclose important information to you by referring you to those documents; and

     •     information that we file with the SEC will automatically update and supersede information in this proxy statement.

     We are incorporating by reference the documents listed below which were filed with the SEC under the Securities Act of 1933 and the 1934 Act:

     •     Prospectus dated October 16, 1998 of Bay View Capital Corporation relating to the offering of various types of securities to be specified in a Prospectus Supplement.

     •     Prospectus Supplement dated December 16, 1998 relating to the Capital Securities.

     •     Annual Report on Form 10-K for the year ended December 31, 2001;

     •     Definitive proxy statement filed under Section 14 of the 1934 Act in connection with the stockholders’ meeting held on April 25, 2002;

     •     Quarterly Reports on Form 10-Q for the quarters ended March 31, 2002 and June 30, 2002.

     •     Current Reports on Form 8-K dated May 31, 2002, June 14, 2002, June 26, 2002, July 24, 2002 and August 15, 2002 and Form 8-KA dated July 25, 2002.

     We also incorporate by reference each of the following documents that we will file with the SEC after the date of this proxy statement:

     •     Reports filed under Sections 13(a) and (c) of the 1934 Act;

     •     Definitive proxy or information statements filed under Section 14 of the 1934 Act in connection with any subsequent stockholders’ meeting; and

     •     Any reports filed under Section 15(d) of the 1934 Act.

     You may request a copy of these filings, at no cost, by contacting us at the following address or phone number:

Bay View Capital Corporation
Attn: Carolyn P. Williams-Goldman
Executive Vice President, Secretary and General Counsel
1840 Gateway Drive
San Mateo, California 94404
Tel: (650) 312-7200
http://www.bayviewcapital.com

     You should rely only on the information incorporated by reference or provided in this proxy statement or any supplement. We have not authorized anyone else to provide you with different information. You should not assume that the information in this proxy statement or any supplement is accurate as of any date other than the date on the front of these documents.

APPENDIX A

BAY VIEW CAPITAL CORPORATION

PLAN OF DISSOLUTION AND STOCKHOLDER LIQUIDITY

THIS PLAN OF DISSOLUTION AND STOCKHOLDER LIQUIDITY (THE “PLAN”) IS INTENDED TO
ACCOMPLISH THE DISSOLUTION AND COMPLETE LIQUIDATION OF BAY VIEW CAPITAL
CORPORATION, A DELAWARE CORPORATION (THE “COMPANY”), IN ACCORDANCE WITH SECTION
275 AND OTHER APPLICABLE PROVISIONS OF THE GENERAL CORPORATION LAW OF DELAWARE
(“DGCL”) AND SECTION 331 OF THE INTERNAL REVENUE CODE OF 1986,
AS AMENDED (THE “CODE”).

     1. Approval and Adoption of the Plan by the Board of Directors. The Company’s Board of Directors (the “Board”) has adopted the Plan and called a meeting of the holders of the Company’s common stock, par value $.01, (the “Stockholders”) to take action on the Plan.

     2. Approval of the Plan by the Stockholders. If the Plan is approved by the Stockholders, the Plan shall constitute the adopted Plan of the Company as of the date on which such Stockholder approval is obtained (the “Adoption Date”). The Company shall file a certificate of dissolution (“Certificate of Dissolution”) with the Secretary of State of the State of Delaware in accordance with the DGCL immediately after the Adoption Date; provided, however, that the Board is authorized, in its absolute discretion as it deems necessary, appropriate or advisable, to delay the filing of the Certificate of Dissolution until after the Company has sold or otherwise transferred such of its assets as the Board shall in its discretion determine. The dissolution shall be effective upon the filing of the Certificate of Dissolution (the “Effective Date”).

     3. Dissolution and Liquidation Period. Following the Effective Date, the Company shall not engage in any business activities except to the extent necessary to preserve the value of its assets, wind up its business affairs, including any liquidation of its subsidiaries, and distribute its assets in accordance with this Plan. Further, after the Effective Date, the steps set forth below shall be completed at such times as the Board, in its absolute discretion, deems necessary, appropriate or advisable to maximize the value of the Company’s assets upon liquidation; provided, that such steps may not be delayed longer than is permitted by applicable law. Without limiting the generality of the foregoing, the Board may instruct the officers of the Company to delay the taking of any of the following steps until the Company has performed such actions as the Board or such officers determine to be necessary, appropriate or advisable for the Company to maximize the value of the Company’s assets upon liquidation; provided, that such steps may not be delayed longer than is permitted by applicable law:

          (a) The cessation of all of the Company’s business activities and the withdrawal of the Company from any jurisdiction in which it is qualified to do business, except and insofar as necessary for the sale of its assets and for the proper winding up of the Company pursuant to Section 278 of the DGCL;

          (b) The negotiation and consummation of sales of all of the assets and properties of the Company by the Company’s officers, insofar and on such terms as the Board deems such sales to be necessary, appropriate or advisable;

          (c) In accordance with Section 281(b) of the DGCL, the payment and discharge of, or provision as will be reasonably likely to provide sufficient compensation for:

(i)	all claims and obligations, including all contingent, conditional or unmatured contractual claims, known to the Company;

(ii)	any claim against the Company that is the subject of a pending action, suit or proceeding to which the Company is a party; and

(iii)	claims that have not been made known to the Company or that have not arisen but that, based on facts known to the Company, are likely to arise or to become known to the company within ten years after the Effective Date.

          (d) The distribution of remaining funds of the Company and the remaining unsold assets of the Company, if any, to its stockholders.

     4. Authority of Officers and Directors. After the Effective Date, the Board and the officers of the Company shall continue in their positions for the purpose of winding up the affairs of the Company as contemplated by Delaware law. The Board may appoint officers, hire employees and retain independent contractors in connection with the winding up process, and is authorized to pay to the Company’s officers, directors and employees, or any of them, compensation or additional compensation above their regular compensation, in money or other property, in recognition of the extraordinary efforts they, or any of them, will be required to undertake, or actually undertake, in connection with the successful implementation of this Plan. Adoption of this Plan by holders of a majority of the outstanding Capital Securities of common stock shall constitute the approval of the Company’s Stockholders of the Board’s authorization of the payment of any such compensation.

     The adoption of the Plan by the Company’s Stockholders shall constitute full and complete authority for the Board and the officers of the Company, without further stockholder action, to do and perform any and all acts and to make, execute and deliver any and all agreements, conveyances, assignments, transfers, certificates and other documents of any kind and character which the Board or such officers deem necessary, appropriate or advisable: (i) to sell, dispose, convey, transfer and deliver the assets of the Company, (ii) to satisfy or provide for the satisfaction of the Company’s obligations in accordance with Sections 281(b) of the DGCL, (iii) to distribute all of the remaining funds of the Company and any unsold assets of the Company to the Company’s stockholders and (iv) to dissolve the Company in accordance with the laws of the State of Delaware and cause its withdrawal from all jurisdictions in which it is authorized to do business.

     5. Conversion of Assets into Cash or Other Distributable Form. Subject to approval by the Board, the officers, employees and agents of the Company shall, as promptly as feasible and whether before or after the Effective Date, proceed to collect all sums due or owing to the Company, to sell and convert into cash any and all corporate assets and, out of the assets of the Company, to pay, satisfy and discharge or make adequate provision for the payment, satisfaction and discharge of all debts and liabilities of the Company pursuant to Section 3 above, including all expenses of the sale of assets and of the liquidation and dissolution provided for by the Plan.

     6. Contingency Reserve. If, and to the extent deemed necessary, appropriate or desirable by the Board in its absolute discretion, the Company may establish and set aside a reasonable amount

(the “Contingency Reserve”) for the payment of expenses and liabilities, including expenses in connection with completion of the Plan.

     7. Professional Fees and Expenses. It is specifically contemplated that the Board may authorize the payment of a retainer fee to a law firm or law firms selected by the Board for legal fees and expenses of the Company, including, among other things, to cover any costs payable pursuant to the indemnification of the Company’s officers or members of the Board provided by the Company pursuant to its Certificate of Incorporation and Bylaws or the DGCL or otherwise.

          (a) In addition, in connection with and for the purpose of implementing and assuring completion of this Plan, the Company may, in the absolute discretion of the Board, pay any brokerage, agency and other fees and expenses of persons rendering services to the Company in connection with the collection, sale, exchange or other disposition of the Company’s property and assets and the implementation of this Plan.

     8. Indemnification. The Company shall continue to indemnify its officers and directors, in accordance with its Bylaws and any contractual arrangements, for actions taken in connection with this Plan and the winding up of the affairs of the Company. The Board, in its absolute discretion, is authorized to obtain and maintain insurance as may be necessary, appropriate or advisable to cover the Company’s obligations hereunder.

     9. Liquidating Trust. The Board may, if the Board, in its absolute discretion deems it necessary, appropriate or desirable, establish a liquidating trust (the “Liquidating Trust”) and transfer assets and liabilities of the Company to the Liquidating Trust for the purposes of prosecuting and defending suits, by or against the Company, enabling the Company to settle and close its business, to dispose of and convey the property of the Company, to discharge the liabilities of the Company and to distribute to the Company’s stockholders any remaining assets. The Board shall determine, in its absolute discretion, whether and when to transfer all of the Company’s remaining assets to the Liquidating Trust; provided, however, if all of the Company’s assets are not distributed within three years of the Effective Date, the Company shall transfer all of its remaining assets, including any Contingency Reserves, to the Liquidating Trust.

          (a) The Liquidating Trust may be established by agreement with one or more Trustees selected by the Board. If the Liquidating Trust is established by agreement with one or more Trustees, the trust agreement establishing and governing the Liquidating Trust shall be in form and substance determined by the Board. In the alternative, the Board may petition the Delaware Court of Chancery for the appointment of one or more Trustees to conduct the liquidation of the Company subject to the supervision of the Court. Whether appointed by an agreement or by the Court, the Trustees shall in general be authorized to take charge of the Company’s property, and to collect the debts and property due and belonging to the Company, with power to prosecute and defend, in the name of the Company, or otherwise, all such suits as may be necessary or proper for the foregoing purposes, and to appoint an agent under it and to do all other acts which might be done by the Company that may be necessary, appropriate or advisable for the final settlement of the unfinished business of the Company.

     10. Liquidating Distributions. Liquidating distributions, in cash or in kind, shall be made from time to time after the Effective Date, as provided in Section 3, to the Stockholders, pro rata in accordance with the respective number of Capital Securities then held of record; provided, that in the opinion of the Board adequate provision has been made for the payment, satisfaction and discharge of all known, unascertained or contingent debts, obligations and liabilities of the Company, including costs and expenses incurred and anticipated to be incurred in connection with the sale of assets and complete liquidation of the Company. All determinations as to the time for and the amount and kind of distributions to stockholders shall be made in the exercise of the absolute discretion of the Board and in accordance with Section 281(b) of the DGCL.

          (a) Any assets distributable to any creditor or stockholder of the Company who is unknown or cannot be found, or who is under a disability and for whom there is no legal representative, shall escheat to the state or be treated as abandoned property pursuant to applicable state laws.

          (b) The distributions to the Stockholders shall be in complete redemption and cancellation of all of the outstanding common stock. As a condition to receipt of any distribution to the Stockholders, the Board or the Trustees, in their absolute discretion, may require the Stockholders to (i) surrender their certificates evidencing the Common Stock to the Company or its agents for recording of the distributions thereon or (ii) furnish the Company with evidence satisfactory to the Board or the Trustees of the loss, theft or destruction of their certificates evidencing the Common Stock, together with a surety bond or other security or indemnity as may be required by and satisfactory to the Board or the Trustees (“Satisfactory Evidence and Indemnity”). As a condition to receipt of any final distribution to the Stockholders, the Board or the Trustees, in their absolute discretion, may require the Stockholders to (i) surrender their certificates evidencing the Common Stock to the Company or its agent for cancellation or (ii) furnish the Company with Satisfactory Evidence and Indemnity. The Company will finally close its stock transfer books and discontinue recording transfers of Common Stock no later than the date on which the Company files its Certificate of Dissolution (as defined in Section 9) under the DGCL (following any post-dissolution continuation period which may be applicable), and thereafter certificates representing the Common Stock will not be assignable or transferable on the books of the Company except by will, intestate succession or operation of law.

     11. Abandonment of the Plan. If for any reason the Board determines that such action would be in the best interests of the Company and its stockholders, it may abandon the dissolution, the Plan and the transactions contemplated hereby, notwithstanding stockholder approval, to the extent permitted by the DGCL. Upon such abandonment, the dissolution and the Plan shall be void.

     12. Liquidation under Section 331. It is intended that this Plan shall be a plan of complete liquidation within the terms of Section 331 of the Code. The Plan shall be deemed to authorize such action as, in the opinion of counsel to the Company, may be necessary to conform with the provisions of said Section 331.

     13. Filing of Tax Forms. The appropriate officer of the Company is authorized and directed, within 30 days after the date of adoption of the Plan, to execute and file a United States Treasury Form 966 pursuant to Section 6043 of the Code and such additional forms and reports with the Internal Revenue Service as may be appropriate in connection with this Plan and the carrying out thereof.

     14. Board Authorization. The Board is authorized, without further action by the Company’s Stockholders, to do and perform, any and all acts, and to make, execute, deliver or adopt any and all agreements, resolutions, conveyances, certificates and other documents of every kind which are deemed necessary, appropriate or desirable, in the absolute discretion of the Board, to implement this Plan and the transactions contemplated hereby, including, without limiting the foregoing, all filings or acts required by any state or federal law or regulation to wind up its affairs.

     15. Timing of Distribution. Whether or not a Trust shall have been previously established under Section 7, in the event it should not be feasible for the Company to make the final distribution to the Stockholders of all assets and properties of the Company before the third anniversary of the Adoption Date then, on or before such date, the Company shall be required to establish a Trust and transfer any remaining assets and properties (including, without limitation, any uncollected claims, contingent assets and the Contingency Reserve) to the Trustees as described in Section 7.

     16. Stockholder Consent to Sale of Assets. Adoption of this Plan by Stockholders holding a majority of the outstanding common stock shall constitute the approval of the Stockholders of the sale, exchange or other disposition in liquidation of all of the business, property and assets of the Company, whether such sale, exchange or other disposition occurs in one transaction or a series of transactions, and shall constitute ratification of all contracts for sale, exchange or other disposition which are dependent on adoption of this Plan.

     17. Modification or Abandonment of the Plan. Notwithstanding authorization of or consent to this Plan and the transactions contemplated hereby by the Stockholders, the Board may modify, amend or abandon this Plan and the transactions contemplated hereby without further action by the Stockholders to the extent permitted by the DGCL.

APPENDIX B

(CREDIT SUISSE LOGO)
CREDIT SUISSE FIRST BOSTON CORPORATION
Fox Plaza	Telephone	310 282 7622
2121 Avenue of the Stars	Telefax	310 785 5167
Los Angeles, CA 90067

July 22, 2002

Board of Directors
Bay View Bank, N.A.
136 Second Avenue
San Mateo, CA 94401

Members of the Board:

You have asked us to advise you with respect to the fairness, from a financial point of view, to Bay View Bank, N.A. (the “Bank”), a wholly-owned subsidiary of Bay View Capital Corporation (the “Company”), of the Consideration (as defined below) to be received by the Bank pursuant to the terms of the Purchase and Assumption Agreement, dated as of July 22, 2002 (the “Purchase Agreement”), between the Bank and U.S. Bank National Association (the “Buyer”). The Purchase Agreement provides for, among other things, the sale (the “Sale”) of the Transferred Assets and Transferred Liabilities by the Bank to the Buyer in exchange for an amount equal to the sum of (i) 14% of the Average Deposit Balance, (ii) $5 million, (iii) the Loan Purchase Amount, (iv) the Net Book Value of the Real Property, the Personal Property, the improvements associated with the Real Property Leases and the Leased Premises, in each case as of the Effective Time, and (v) the face amount of the Coins and Currency (together, the “Consideration”). Capitalized terms used but not defined in this letter shall have the respective meanings set forth in the Purchase Agreement.

In arriving at our opinion, we have reviewed the Purchase Agreement as well as certain publicly available business and financial information relating to the Transferred Assets and Transferred Liabilities. We have also reviewed certain other information relating to the Transferred Assets and Transferred Liabilities, including financial forecasts provided to or discussed with us by the Company and the Bank, and we have met with the managements of the Company and the Bank to discuss the business and prospects of the Bank. We have considered, to the extent publicly available, the financial terms of certain other business combinations and other transactions which have recently been effected or announced. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria that we deemed relevant.

In connection with our review, we have not assumed any responsibility for independent verification of any of the foregoing information and have relied on its being complete and accurate in all material respects. With respect to the financial forecasts of the Transferred Assets and Transferred Liabilities that we have reviewed, we have been advised and we have assumed that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of the Company and the Bank as to the future financial performance of the Transferred Assets and Transferred Liabilities. In addition, we have not been requested to make, and have not made, an independent evaluation or appraisal of the Transferred Assets and Transferred Liabilities or any other assets or liabilities (contingent or otherwise) of the Company or the Bank, nor have we been furnished with any such evaluations or

B-1

APPENDIX B

appraisals. We have also relied upon, without independent verification, the assessments of the managements of the Company, the Bank and the Buyer as to the potential cost savings and synergies (including the amount, timing and achievability thereof) and strategic benefits anticipated by the managements of the Company, the Bank and the Buyer to result from the Sale. We have assumed, with your consent, that in the course of obtaining the necessary regulatory and third party approvals and consents for the Sale, no modification, delay, limitation, restriction or condition will be imposed that will have an adverse effect on the Bank or the contemplated benefits of the Sale, and that the Sale will be consummated in accordance with the terms of the Purchase Agreement, without waiver, amendment or modification of any material terms, conditions or agreements therein and without any material decrease in the consideration to be received by the Bank as a result of any purchase price adjustment or indemnification provision thereof. Our opinion is necessarily based upon information available to us and financial, economic, market and other conditions as they exist and can be evaluated on the date hereof. Our opinion does not address the relative merits of the Sale as compared to other business strategies that may be available to the Bank, nor does it address the underlying business decision of the Bank to proceed with the Sale.

We have acted as financial advisor to the Company and the Bank in connection with the Sale and will receive a fee for our services paid by the Company, a significant portion of which is contingent upon the consummation of the Sale. We will also receive a fee upon rendering the opinion. In the past, we and our affiliates have provided certain investment banking and financial services unrelated to the proposed transaction to the Company and the Buyer and their respective affiliates for which we have received compensation, and may in the future provide, certain investment banking and financial services to the Buyer and its affiliates, for which we would expect to receive compensation. In the ordinary course of our business, we and our affiliates may actively trade the debt and equity securities of both the Company and the Buyer for our and such affiliates’ own accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

It is understood that this letter is for the information of the Board of Directors of the Bank in connection with its consideration of the Sale and does not constitute a recommendation to any stockholder of the Bank or the Company as to how such stockholder should vote or act on any matter relating to the Sale.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be received by the Bank in the Sale is fair to the Bank, from a financial point of view.

Very truly yours,

CREDIT SUISSE FIRST BOSTON CORPORATION

By:

Name:	Richard Barrett
Title:	Managing Director

B-2

BAY VIEW CAPITAL  I

PROXY

MEETING OF HOLDERS OF CAPITAL SECURITIES
SEPTEMBER __, 2002

     The undersigned hereby appoints Robert B. Goldstein and Charles G. Cooper, proxies of the undersigned with full power of substitution, to vote all Capital Securities of Bay View Capital I (the “Trust”) that the undersigned is entitled to vote at a Meeting of Holders of Capital Securities (the “Meeting”) to be held at the main offices of Bay View Capital Corporation (“Bay View”), located at 1840 Gateway Drive, San Mateo, California, on September      , 2002 at 2:00 p.m., local time, and at any adjournment, postponement or continuation thereof, as indicated on the reverse side of this proxy.

THIS PROXY IS SOLICITED ON BEHALF OF
THE REGULAR TRUSTEES OF THE TRUST
AND THE BAY VIEW BOARD OF DIRECTORS

     This proxy may be revoked at any time before it is voted by: (i) filing with the Secretary of the Trust at or before the Meeting a written notice of revocation bearing a later date than this proxy; (ii) duly executing a subsequent proxy relating to the same Capital Securities and delivering it to the Secretary of the Trust at or before the Meeting or (iii) attending the Meeting and voting in person (although attendance at the Meeting will not in and of itself constitute revocation of this proxy). If this proxy is properly revoked as described above, then the power of the Trustees to act as attorney or proxy for the undersigned shall be deemed terminated and of no further force or effect.

(Continued and to be SIGNED on Reverse Side)

FOLD AND DETACH HERE

          [X]          Please mark your votes as in this example

1.	[ ] FOR [ ] AGAINST [ ] ABSTAIN

The proposal to approve the waiver of certain provisions of the instruments governing the Junior Debentures issued by Bay View so as to permit Bay View to sell or otherwise dispose of all of its assets pursuant to its plan of dissolution and stockholder liquidity. The board of directors of Bay View and the Regular Trustees recommend a vote “FOR” this proposal.

2.	[ ] FOR [ ]AGAINST [ ] ABSTAIN

The proposal to approve the amendment of certain provisions of the instruments governing the Junior Debentures issued by Bay View and the Capital Securities issued by the Trust so as to permit the Trust to make an offer of optional redemption for all outstanding Capital Securities at $25.00 per Capital Security plus accrued distributions through the date of redemption. The board of directors of Bay View and the Regular Trustees recommend a vote “FOR” this proposal.

THIS PROXY WILL BE VOTED AS DIRECTED. IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.

PLEASE SIGN EXACTLY AS YOUR NAME(S) APPEAR(S) TO THE LEFT. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE YOUR FULL TITLE. IF CAPITAL SECURITIES ARE HELD JOINTLY, EACH HOLDER SHOULD SIGN.

(SEAL)

Signature of Holder

Signature of Holder

Date: , 2002

PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

FOLD AND DETACH HERE